UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2/A
                                [Fourth Amended]

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Prime Resource, Inc.
                ----------------------------------------------
                 (Name of small business issuer in its charter)
                        (Previously Prime Resource, LLC)

       Utah                          6411                         04-3648721
-------------------------    ----------------------------    -------------------
(State of jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation                Classification Code Number)     Identification No.)
or organization)

  1245 E. Brickyard Road, Suite 590, Salt Lake City, Utah 84106 (801) 433-2000
  ----------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

  1245 E. Brickyard Road, Suite 590, Salt Lake City, Utah 84106 (801) 433-2000
  ----------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

Mr. Terry Deru, 1245 E. Brickyard Road, Suite 590, Salt Lake City, Utah 84106
                                 (801) 433-2000
-------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as possible after the effective date of this Registration.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] Not currently applicable.

If this Form is a post-effective amendment filed pursuant to Rule 4629(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ] Not currently applicable.


========================================================================================================================
Title  of each  class      Dollar amount to be      Proposed maximum          Proposed maximum         Amount of
of securities to be        registered               offering price            aggregate offering.(1)   registration fee
registered                 to maximum               per share                                          (Rounded)
------------------------------------------------------------------------------------------------------------------------
Common voting stock,       Max: $750,000            $5.00/share               $750,000                 $198.00
150,000(1) to be
registered, no par
========================================================================================================================


         (1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of no market price, but upon the basis of the current Offering price ($5.00/share), for the maximum number of shares to be sold for cash.


SUBJECT TO COMPLETION. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

[

                                   PROSPECTUS

                              PRIME RESOURCE, INC.
                               A UTAH CORPORATION
                        1245 E. Brickyard Road, Suite 590
                           SALT LAKE CITY, UTAH 84106
                                 (801) 433-2000

                     150,000 SHARES OF COMMON STOCK OFFERED

Prime is registering for public sale a maximum of 150,000 common shares at $5.00/share ($750,000) or a minimum of 100,000 shares ($500,000), fifty million shares authorized, no par. No shares of the existing shareholders (2,800,000 shares) are being registered. The offering will remain open for up to six months from the effective date of the prospectus, being the date appearing below; the "offering term". This is a self-underwriting by the Issuer. No commissions are intended. The minimum offering of 100,000 shares ($500,000) must be sold within the offering term for the offering to close. The maximum offering will be 150,000 shares ($750,000). Proceeds will be placed in a segregated offering account until the minimum offering is sold or the offering is terminated and subscription funds returned.

Our common stock is not currently listed on any national securities exchange or any over-the-counter stock market.

Management is under no obligation to purchase shares to close this offering as a minimum or otherwise, and has no present intent to participate in this offering. If shares are purchased by management, they will purchase for investment purposes only and not with the intent to resell.

INVESTORS IN THE COMMON STOCK MAY LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. SEE RISK FACTORS BEGINNING AT PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

====================================================================================================================
                                GROSS PROCEEDS                 COMMISSIONS              NET PROCEEDS(1)
--------------------------------------------------------------------------------------------------------------------
Maximum Offering                $750,000                                $0.00           $750,000
Per Share                       $5.00                                   $0.00           $5.00
----------------------------    ----------------------------   -----------------------  -------------------------
--------------------------------------------------------------------------------------------------------------------
Minimum Offering                $500,000                                $0.00           $500,000
Per Share                       $5.00                                   $0.00           $5.00
====================================================================================================================

(1) Does not include estimated offering costs of approximately $45,000 to be paid or reimbursed from proceeds, if closed.

Date of this Prospectus:   January      , 2003



                                                      TABLE OF CONTENTS

ITEM                                                                                                     PAGE

                  Part  I  -  Prospectus  Information

 1.    Front Cover Page of Prospectus........................................................................3
 2.       Inside Front and Outside Back Cover Pages of Prospectus............................................2
 3.       Summary Information and Risk Factors...............................................................5
 4.       Use of Proceeds...................................................................................14
 5.       Determination of Offering Price...................................................................20
 6.       Dilution..........................................................................................20
 7.       Plan of Distribution..............................................................................21
 8.    Legal Proceedings....................................................................................25
 9.    Directors, Executive Officers, Promoters, and Control Persons........................................26
10.    Security Ownership of Certain Beneficial Owners and Management.......................................30
11.    Description of Securities............................................................................30
12.    Interest of Experts and Counsel......................................................................32
13.    Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities.....................................................................32
14.    Organization Within Last Five Years..................................................................33
15.    Description of Business..............................................................................33
16.    Management's Discussion and Analysis.................................................................43
17.    Description of Property..............................................................................52
18.    Certain Relationships and Related Transactions.......................................................53
19.    Market for Common Equity and Related Stockholder Matters.............................................54
20.    Executive Compensation...............................................................................55
21.    Financial Statements.................................................................................57
22.    Changes In and Disagreement With Accountants.........................................................78


                    Part II - Information Not Required in Prospectus

23.    Indemnification of Directors and Officers............................................................80
24.    Other Expenses of Issuance and Distribution..........................................................80
25.    Recent Sales of Unregistered Securities..............................................................80
26.    Exhibit List.........................................................................................81
27.    Undertakings.........................................................................................82
28.    Signatures...........................................................................................84

       (Part II Table will not appear in Prospectus only copy; and page numbering may be modified)


                             SUMMARY OF THE OFFERING


The Company:       Prime Resource,  Inc.  ("Prime") was  incorporated in Utah on
                   March 29, 2002. Prime Resource, Inc. is a successor entity to a Utah limited  liability  company  known as Prime  Resource,
                   LLC,  ("Prime LLC").  The principals of Prime remain the same as those in Prime LLC. Prime LLC was organized in June, 1996, but remained  inactive until  October,  1998 when it became a parent  company for its two  operating  subsidiaries,  Belsen
                   Getty, LLC ("Belsen Getty") and Fringe Benefit Analysts,  LLC
                   ("Fringe  Benefit").  These subsidiaries,  in  turn, are both
                   Utah limited liability companies. Belsen Getty since 1990 has been engaged in corporate and personal financial  consulting,
                   business   planning  and  related   business  and  investment
                   advisory  services.   Fringe  Benefit  since  1984  has  been
                   primarily  a  benefits  consultant  and  a  broker  of  group insurance  products.  The nature of these types of businesses
                   and   entities  are  further   explained  in  the   following
                   paragraph.  Prime, at the conclusion of this offering,  would intend to operate the same business as its predecessor  Prime
                   LLC by acting as the parent and manager of its  subsidiaries,
                   Belsen  Getty and Fringe  Benefit,  as a public  entity.  The purposes  of this  offering  will  be to  sell up to  150,000 common  shares to raise  additional  capital  to expand  and, hopefully,  increase the revenues  and  profitability  of the existing business  operations as more particularly  described in this offering.  In the event of the maximum offering,  the public shareholders purchasing in this offering would acquire approximately 5% of the to be issued and outstanding  shares, or approximately  3.5% in the event of the minimum  offering.
                   In either event, the public  shareholders  acquiring  through this offering will be substantial  minority  shareholders and will  most  likely  never  be  in a  position  to  exert  any influence  over the  direction or control of Prime.  Prime is
                   presently  a  small   operating   company   through  its  two
                   subsidiaries.   We  anticipate   maintaining   our  principal
                   operations in Salt Lake City, Utah and will primarily provide our services in the Intermountain area of the United States.


Nature  and        As briefly  noted  above,  Prime,  which is the  successor to
Operation of       Prime Resource, LLC, will not directly engage in any business
Subsidiaries:      activities with third parties,  but will act only as a parent and management corporation to its two operating subsidiaries,
                   Belsen Getty, LLC and Fringe Benefit Analysts, LLC. The "LLC"
                   designation stands for Limited Liability Company.  You should understand,  as a prospective investor in this offering, that an LLC is a relatively new form of business entity created by statute in Utah and other  jurisdictions  whereby the company operates  very  much  in the  nature  of a  partnership  with decisions being collectively made by its members (owners) and with  day-to-day  operations  usually  handled  by a manager.
                   There is limited  liability  to the  members  and the manager arising out of legitimate business activities.  The earnings, if any,  for this type of entity are not  charged or taxed at the LLC  level,  but  pass  through  to the  owners  known as members.  In this case,  the only owner is Prime,  which will receive all net  profits,  if any,  generated by Belsen Getty and Fringe  Benefit  Analysts.  It should  also be noted that limited liability  companies,  unlike the parent corporation, are not  perpetual  entities  but have a fixed term.  In this case, the existence of the operating  entities,  Belsen Getty and Fringe  Benefit , will  terminate not later than December
                   31,  2021.  If Prime is still  successfully  operating at the time of the expiration  date of these  entities,  it would be intended  that the assets  and  operations  of such  entities would be rolled over into a new LLC or other form of business entity. This contingency should not have a significant impact on the economic welfare of Prime. You should also understand, however,  that you are not acquiring a direct interest in the operating  subsidiaries but only in the parent company. Prime will direct and control the  ownership  and  operation of the subsidiaries  for and on  behalf of the  shareholders  as the sole owner.  By way of brief  description,  Belsen Getty is a business  consulting and financial  management  company which provides investment management,  financial planning,  pension and retirement  planning for various  individual and business clients.  In these capacities,  it often provides  investment advice.  Belsen Getty has been in operation  since 1990.  Its revenues are primarily fee based.  Since 1984 Fringe  Benefit has been  primarily  a business  insurance  broker of health,
                   life,  dental  and  disability  insurance   coverages.   Both
                   entities  were  originally   organized  as  corporations  and
                   converted to the LLC form in 1998. Both concentrate their business activities in the state of Utah, though they have various clients throughout the western United States. The managers for the entities are Mr. Terry Deru for Belsen Getty and Mr. Scott Deru for Fringe Benefit .

The Offering:      Prime is  attempting  to sell a very  limited  number  of its
                   shares  to  the  public  as  a  self  underwriting,   without
                   commissions.  Up to 5% of the to be  issued  and  outstanding shares in the  company  may be sold at an  offering  price of
                   $5.00/share.  The maximum offering would be $750,000 from the sale of 150,000 shares and the minimum  offering would be the sale of 100,000 shares at $5.00/share for $500,000. We, Prime
                   Management,   will  place  the  offering   proceeds   into  a
                   segregated  subscription  account for a period up to 180 days from the effective  date of the offering (the date  appearing on the  prospectus  cover).  If the  minimum  offering is not
                   fully   subscribed  by  the  end  of  that  offering  period,
                   investors  will  be  promptly  returned  their   subscription
                   without deduction or interest. Prime may elect to close the offering at any time after the minimum is sold within the offering term up to the maximum offering. There is no assurance or warranty that the company will be successful in the sale of its public shares.

Trading Market:    To date Prime has not obtained any trading  symbol,  nor have its shares been Symbol:  approved or registered  for trading.
                   It  is  intended  that  we  will,   concurrently   with  this
                   registration, apply through one or more broker/dealers for listing on the Electronic Bulletin Board, but can give no assurance or warranty that the shares will be qualified for trading on any over-the-counter market. In all events, there may be a very limited or non-existent public trading market for Prime's shares.


    Summary        The  following  summary  financial  data  should  be  read in
Financial Data:    conjunction  with, and is subject to, the complete  Financial
                   Statements, and notes, included elsewhere in this Prospectus.
                   The  operating  data and the  balance  sheet data was derived
                   from  Prime's  predecessor  entity,   Prime  LLC's  Financial
                   Statements, included elsewhere in this Prospectus. These results do not necessarily indicate the results to be expected for any future period. THE COMPLETE FINANCIAL
                   STATEMENTS,  AS ATTACHED,  INCLUDE PRO FORMA MATERIAL RELATED
                   TO CERTAIN REORGANIZATION AND COMPENSATION EVENTS, AS WELL AS
                   OPERATING IN THE CURRENT CORPORATE FORM.



  CONSOLIDATED BALANCE SHEET DATA:                                                                 Sept. 30, 2002
           (Predecessor Entity, Prime, LLC.)                     December 31st (Audited)             (Unaudited)
                                                                 -----------------------            -----------

                                                                 2001              2000

Assets                                                         $580,128          $660,615            $591,819

Liabilities                                                    $360,805          $162,416            $377,886

Members' and Stockholders' Equity                              $220,338          $498,199            $213,933


Accumulated  Other Comprehensive Loss                          ($ 1,015)           ($ 0 )              ($ 0 )


Total Liabilities, Members' and Stockholders' Equity, and
Accumulated Other Comprehensive Loss                           $580,128          $660,615            $591,819



STATEMENT OF CONSOLIDATED OPERATIONS DATA:
(Includes Predecessor Entity--Prime LLC to 3/29/2002)

                                                                         Nine Months
                                  Years Ended December 31st           Ended Sept. 30th
                                  -------------------------           ----------------
                                         (Audited)                       (Unaudited)

                                    2001                2000       2002           2001
                                    ----                ----       ----           ----
Revenues:
   Commissions                    $ 1,557,246    $ 1,498,016   $ 1,313,407    $ 1,148,591

   Investment Advisory Fees           449,031        707,537       397,397        417,399

   Interest and Dividends
                                       15,204          7,716         8,315         10,220
                                  -----------    -----------   -----------    -----------
                                    2,021,481      2,213,269     1,719,119      1,576,210
                                  -----------    -----------   -----------    -----------
Expenses:

   Operating                        2,057,452      1,957,107     1,822,510      1,457,383

   Interest                               674            662         1,793            505

                                    2,058,126      1,957,769     1,824,303      1,457,888
                                  -----------    -----------   -----------    -----------
Income (loss) before income tax
expense                               (36,645)       255,500      (105,184)       118,322

Income tax expense                       --             --          14,221           --

Net income (loss)                     (36,645)       255,500      (119,405)       118,322
                                  ===========    ===========   ===========    ===========

   Comprehensive Income (Loss)    ($   37,660)   $   255,500   ($  119,405)   $   118,322




                      PRO FORMA DATA FOR SUBSEQUENT EVENTS

                                                                                    Nine Months
                                                 Years Ended December 31st        Ended Sept. 30th
                                                         (Audited)                   (Unaudited)
                                                 -------------------------  -------------------------
                                                   2001             2000          2002        2001
                                                 -------------------------  --- ---------------------

PRO  FORMA  COMPENSATION & BENEFITS,          $ 1,025,983    $---------     $   320,414    $---------
assuming  the  reorganization  and  new
compensation agreements described in Note 9
to the accompanying financial
statements, occurred on January 1, 2001

PRO FORMA INCOME TAX BENEFIT, assuming             16,606    $---------           5,580    $---------
the reorganization described in Note 9
to the accompanying financial statements

PRO FORMA NET  LOSS,  assuming  the              (132,290)   $---------         (11,910)   $---------
reorganization  described  in Note 9
in the accompanying financial statements
occurred on January 1, 2001

PRO FORMA  BASIC AND  DILUTED  INCOME               (.050)   $---------          (0.004)   $---------
PER  SHARE,  assuming  the  reorganization
described in Note 9 to the accompanying
financial statements occurred on January
1, 2001



                                  RISK FACTORS

         The following constitutes what we believe to be the most significant risk factors in this offering. No particular significance should be attached to the order in which the risk factors are listed: Certain forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may different materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in this section entitled "Risk Factors", as well as the following: development and operating costs, changing trends in customer tastes and demographic patterns, changes in business strategy or development plans, general economic, business and political conditions in the countries and territories in which we may operate, changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements, costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and

Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

         1. Even if the Maximum Offering is Sold, the Existing Shareholders Will Continue to Control this Corporation for the Foreseeable Future and Thereby Control Management and be in a Position to Ultimately Direct All Corporate Decisions.
--------------------------------------------------------------------------------
         Even if the maximum offering is sold to the public, the present shareholders will continue to own approximately 95% of the shares; and, thereby, be in a position to make all corporate decisions. We have determined that Prime can adequately go forward with expanding its business by only offering a limited number of securities to the public. The offering range which has been prescribed by management is between 100,000 shares at $5.00/share, for a minimum offering of $500,000, to 150,000 shares for a maximum offering of $750,000. If the company is successful in selling all shares in the maximum offering, the public would only own approximately 5% of the issued and outstanding shares and 3.5% in the event only the minimum offering is sold. As a result, it is not likely that investors in this offering will ever exercise any significant influence or control over the direction or operation of Prime as shareholders.

         2. Future Majority Shareholder Stock Transactions Will Most Likely Cause a Decrease in the Trading Price of Your Stock in the Future Through Anticipated Public or Private Sales.
--------------------------------------------------------------------------------
         The existing shareholders have and will continue to own the vast majority of the outstanding shares, and any market transaction by them may have a significant adverse impact on any future market price of your shares by potentially depressing any market price as these large holdings are liquidated. The majority shareholders will continue, for the foreseeable future, to own almost all of the issued and outstanding shares, whether or not such shares are currently registered for sale. Each investor in this offering should understand that the majority shareholders, either pursuant to registration or the application of an exemption from registration in the future, will eventually be in a position to sell their shares if a public market is developed for the shares. In the event of such public market and subsequent transaction by the majority shareholders, the majority may significantly influence the price of the stock by selling even a small portion of their shares. This ability to adversely affect future stock prices by a small group of initial shareholders creates a significant market risk to anyone investing in this offering.

         3.  Limited  Capital  Places  Prime  at  Risk of Not  Meeting  Intended
Business  Objectives  or  Maximizing   Operations.
--------------------------------------------------------------------------------
         Prime will be marginally capitalized if this offering is closed; there also remains a question of whether there is sufficient capital being raised in this offering to finance the activities intended by Prime. If not, Prime may not meet its financial or growth objectives, or develop any value for its shares. There is a very limited amount of capital being generated, even if this offering is successful. As a result, even if closed, this offering may not generate sufficient revenues to Prime to allow it to adequately fund its intended activities. Moreover, alternative funding may not be available. Prime believes that the limited amount of capital being raised by this offering, $500,000 to $750,000 in gross proceeds, will help it expand the marketing and implementation of its current business activities through its two subsidiary entities. However, each prospective investor must understand that $500,000 to $750,000 in gross proceeds is a relatively limited amount of capital to make any significant expansion or realize the subsidiaries' activities and the expected or anticipated results by management. Further, there is no assurance that Prime will be able to raise future capital to fund anticipated growth. A limited capital base may not only cause the company to miss certain business opportunities, but may place the company at a competitive disadvantage to better capitalized companies.

         4. There is no Present Public Market or any Assurance of a Public Market for our Shares; the Lack of a Public Market May Limit Your Capacity to Subsequently Sell Your Stock.
--------------------------------------------------------------------------------
         At the present time there is no public market for our shares and there is no assurance that any public market will be developed for these shares, which means you may have difficulty selling your shares in the future. Without a viable public market, shareholders may not be able to sell their shares in the future. The company does not have any trading markets for its shares and the mere completion or sale of shares pursuant to this Registration Statement will not insure that a public market will or can be developed for the trading of the company's shares. If we are not able to obtain an Electronic Bulletin Board Listing and develop a resulting public trading market for our shares, there may be limited liquidity of the shares, investors may be forced to hold such shares for an indefinite period of time and rely upon the uncertain prospects of private sales of their securities in order to have some type of exit strategy or liquidity. Even if a public market develops, there is no reasonable projection that can be made as to the price at which the shares may trade.

         5. Dilution Means Your Shares Will Be Worth Less Than What You Pay For Them. There Will Be Substantial Dilution in This Offering.
--------------------------------------------------------------------------------
         Dilution is a concept which attempts to measure the difference between what a prospective shareholder will pay for the Prime shares as contrasted to the value of those shares measured by the net worth of the company at the time of purchase. Substantial dilution risk is anticipated to purchasers of Prime shares. Dilution constitutes a risk of investment because the shares purchased may immediately be worth substantially less on a net worth basis than what was paid for them. This dilution means that the actual value of your shares, based upon the net worth of the company, will likely be substantially lower than the $5.00 share price you will pay to acquire these shares in this offering.

         6. Because Management is Highly Concentrated in a Few Individuals, Any Change in Management May Cause the Company to Lose Revenues or Profits or to Operate Inefficiently or at a Loss.
--------------------------------------------------------------------------------
         There is a substantial risk to Prime and its shareholders if any member of present management does not continue their affiliation, as future principals may not have the particular knowledge and contacts to maintain or expand the present business activities or to run the company profitably or efficiently. You should understand that because the intended products and services are very unique and keyed to a relatively narrow market group, there are few individuals with interests, contacts or expertise who can take over and operate the present activities of the Prime subsidiaries. Should any member of management decide not to continue his affiliation, or be released by the company, Prime and its shareholders may be subject to diminished or lost revenues or profits. Further, there is only a three year employment contract between each member of management and Prime; and Prime is allowed to terminate any employee without cause or minimal notice.

         7. The Probability That Our Shares May Be Designated as a Penny Stock May Cause You Additional Costs of Trading, Lower the Price of Your Stock or Limit the Potential Market For Your Stock.
--------------------------------------------------------------------------------
         As a condition to any subsequent listing for sale by a broker/dealer or if a trading market is established, and if Prime is initially listed or trades below $5.00/share, it may become a penny stock which poses the risk of reduced tradeability to you as an investor and may lower the market price of your shares. The stock of Prime, if it is subsequently listed for trading or during any subsequent trading, may be defined as a "penny stock", if traded below $5.00/share. As a result, the shares of Prime may be subject to special regulations by the SEC and certain states known as "penny stock rules" which require additional screening and limitations on trading by individuals buying or selling certain defined speculative low price shares through a broker/dealer. These restrictions may lower the price or reduce the tradeability or your shares.

         8. Your Management's Lack of Experience May Cause the Company to be Less Successful in Realizing Profit or Growth Potential.
--------------------------------------------------------------------------------
         Your management will have very little experience in the operation of a public company with a resulting risk they may not be able to comply with public reporting requirements or operate the company profitably or efficiently, without the hiring of outside experts. There is a risk in Prime arising from the fact that management is inexperienced in operating a public company and may have problems complying with the complex regulations for a public company or waste valuable resources in attempting to comply directly, or through the need to rely extensively on third parties. If these problems develop they could cause suspensions in trading, decreases in the stock price, or diminished or lost potential profits. You will be relying upon us to be able to manage a public company, complete the complex reporting requirements and to learn and discharge other responsibilities incident to the operation of a publicly held reporting company if this Offering is successfully closed. Your management believes that its limited inexperience should be considered as a potential risk factor.

         9. As the Predecessor Entities to the Registrant Had Limited Revenue Growth and Net Losses, You May Consider This Fact an Indicator That Your Anticipated Return on Investment May be Limited or Non-existent.
--------------------------------------------------------------------------------
         There is an inherent risk factor in this offering to the extent that Prime has only had very limited revenue growth from the time of its initial business conception in 1985 to the present and experienced a net loss in calendar year 2001 and the first quarter of 2002. The risk is that if a company does not ultimately create earnings growth, there is little likelihood that its shares will maintain any market value. Each prospective investor in this offering should understand that one of the anticipated objectives of participating in a public company is to participate in a company which has significant future potential for revenue growth and resulting net earnings. In this particular offering, the historical record has shown a very modest amount of revenue growth by Prime from its inception and even less significant growth in net profits, with a loss in 2001 and 2002 to date. There remains a question of whether investment return can be maximized to investors in this offering unless the limited amount of proceeds being raised by this offering significantly contribute to an increase in revenues and net income which assumption must remain an open question until actual proceeds are expended and operating results are computed.

         10. Because Prime is Anticipated to Operate Through Its Subsidiaries in Highly Regulated Fields, Government Regulation and Policies May Limit or Eliminate Future Potential Profits.
--------------------------------------------------------------------------------
         Each of the areas of financial services in which Prime participates is subject to significant governmental regulation and policy control. As a small company, government regulation may pose a burden of operating profitably or efficiently. For instance, the area of insurance sales is subject to greater than average government regulation of terms, pricing and persons who may engage in insurance sales. In like manner, the providing of investment advice by Belsen Getty requires particular licensing and reporting requirements. Each investor in this offering should be aware that the areas of financial and business planning, health and business insurance and other facets of the services in which Prime participates through its two operating subsidiaries are significantly controlled by government regulation and policy. For instance, the sale of insurance and insurance agents are regulated by an insurance commission or other governmental agency on the state level. Additionally, the providing of investment advice and services is regulated on the federal and state level as investment advisory services. The change or modification of government regulation and policy in any of these or other related areas in which the company operates or the failure of any principal to maintain his status as a licensed professional may cause a future loss of earnings or earnings potential.

         11. The Personal Contacts Usually Required in Prime's Type of Business May Limit the Growth of Prime as a Public Company.
--------------------------------------------------------------------------------
         There is a special risk factor in this offering in that the nature of the business products and services provided by Prime, through its operating subsidiaries, has historically been associated with personal contacts and relationships which may limit potential future growth of the company. A business upon which personal contacts and relationships are paramount may be limited in growth potential to the time available to those necessary to maintain such contacts. Moreover, a business based on personal expertise and contacts is always at great risk if key persons maintaining those contacts leave the business. Each investor in this offering should understand that much of the limited success of Prime to date revolves around and has arisen out of the personal expertise and contacts of its principal management personnel in meeting with and personally providing the services which the company extends to other business entities and individuals. There is no certainty that even with additional capital raised with this or any subsequent funding activities, Prime will be able to create significant growth in this type of industry due to the requirement of the personal nature of such contacts and efforts to increase business activities. This consideration should remain as a significant risk factor to prospective investors.

         12. Large Institutional Competitors May Cause Prime not to Realize Future Revenue Targets or Potential Profits.
--------------------------------------------------------------------------------
         Prime may come under price and marketing pressure from large institutional service companies providing essentially the same or related types of services or financial products at a lower cost due to economies of scale. Large competitors pose a special risk to a small company like Prime in a similar industry in that the larger competitor may offer and supply services or product at less expense and attract away necessary customers or engage in larger and more effective marketing. There appears to be a growing trend in financial and insurance services where large institutional companies such as national CPA firms, insurance companies, banks and brokerage firms provide various forms of financial planning and insurance services. There appears to be a significant risk factor in this offering to you that Prime, in the future, may not be able to compete effectively with such large institutional service companies who may provide financial and business planning and other related business planning or insurance on a lower cost basis than the company can afford to provide due to economies of scale and worldwide marketing abilities.

         13. There is a Risk That a Future Controlling Shareholder May Be Subject to Extensive Regulation as a Control Person of an Investment Advisory Firm.
--------------------------------------------------------------------------------
         Belsen Getty, LLC, as a subsidiary of Prime, currently conducts business, in part, as an investment advisory firm. There is a risk that if in the future some new shareholder becomes a controlling shareholder of Prime, they may be required to license and be regulated under state and/or federal law as the controlling person of an investment advisory firm. A controlling shareholder would be a shareholder who exercises actual control over Prime, or may be deemed to exercise such control because of stock ownership (usually of 10% or more) or by being a principal officer or director. Registration as an investment advisor would entail substantial regulation and filing requirements as a highly regulated profession. In addition, there may arise significant limitations on anyone required to be licensed as an investment advisor in their ability to hold and trade public securities. At the present time, Mr. Terry Deru and Mr. Andrew Limpert, as principals of Belsen Getty, LLC, are subject to licensing and regulation as investment advisors.


USE OF PROCEEDS
---------------

         In this offering, Prime will receive gross offering proceeds, if the offering is closed, of either $500,000 in the event of the minimum offering, or a maximum of $750,000. The company reserves the right to close the offering during the offering term at any point between the minimum offering and the maximum offering. In the event the offering is closed as a minimum offering there would only be $20,000 in working capital reserves allocated to Prime. All amounts raised over the minimum offering will be allocated to the working capital reserves of Prime. From the gross proceeds, the company will also deduct the estimated offering cost of approximately $45,000 which are estimated to be allocated between audit and accounting work, legal services and for printing, filing fees and miscellaneous costs of the offering as estimated below.

          In the minimum offering, as contrasted to the maximum, it is anticipated the working capital reserve to Prime would be reduced from $270,000 to $20,000 and there would be no acquisition fund. All additional investment proceeds received over the minimum offering will be applied to an increase in the working capital reserve fund of Prime. The primary purpose of the Prime working capital reserves are presently intended to create an acquisition fund for insurance agencies or their book of business to be acquired through Fringe Benefit.

         From the anticipated net offering proceeds, Prime would employ the proceeds in three specific applications. In the event of the maximum offering, approximately $370,000 would be used by Prime directly for additional management personnel, general administrative costs and working capital and acquisition reserves. Approximately $250,000 of the working capital reserve allocated to Prime would be available for anticipated acquisitions by Fringe Benefit. Alternatively, some of these proceeds may be used to retain new agents, though there is no specific plan to so employ these funds. The balance of the proceeds would be allocated approximately $220,000 to Fringe Benefit and $115,000 to Belsen Getty to be specifically applied as set-out in the following estimated net proceed charts.

          SPECIFICALLY, FUNDS HELD FOR ACQUISITION MAY BE USED IN DIFFERENT AREAS IF SUITABLE ACQUISITION OPPORTUNITIES ARE NOT FOUND WITHIN A REASONABLE PERIOD OF TIME. PRIME UNDERTAKES FOR THE PURPOSES OF THIS OFFERING TO EMPLOY SUCH RESERVES FOR ACQUISITION WITHIN EIGHTEEN MONTHS FROM THE CLOSE OF THE OFFERING. IF NOT USED FOR ACQUISITION WITHIN SUCH PERIOD, THE FUNDS WILL BE USED PRIMARILY TO ENHANCE MARKETING AND OPERATIONS, INCLUDING ANTICIPATED COMMISSION DRAWS TO NEW AGENTS, RECRUITING AND TRAINING OF NEW AGENTS, ADDITIONAL EMPLOYEES AS NEEDED AND SIMILAR PURPOSES; WITH A REASONABLE AMOUNT TO BE MAINTAINED AS A WORKING CAPITAL RESERVE. NO PROCEEDS WILL BE USED TO COMPENSATE EXISTING OFFICERS OR DIRECTORS IN ANY MANNER.


                                            MAXIMUM OFFERING: $750,000

             GENERAL DESCRIPTION OF INTENDED EXPENDITURE                    DOLLAR AMOUNT          PERCENTAGE OF
                                                                                                  OFFERING(ROUNDED)
1.   Estimated offering costs:                                         $  45,000                        6.0%
                                                                       ---------                       -----

      a.  Legal fees                                                   $  20,000                        2.7%
      b.  Audit and accounting review expense                          $  20,000                        2.7%
      c.  Printing, mailing and distribution                           $   2,500                       .33%
      d.  State Filing and Edgar processing fees                       $   2,500                       .33%


2.   Estimated allocation to Prime Resource:                           $ 370,000                       49.3%
                                                                       --------                        -----

      a.  Salaries to new administrative staff members(1)              $  20,000                       2.7%
      b.  Management fees(2)                                           $  30,000                       4.0%
      c.  General and administrative costs
           1.  Ongoing legal                                           $  10,000                       1.3%
           2.  Ongoing accounting                                      $  10,000                       1.3%
           3.  Ongoing employee training                               $   5,000                       .67%
           4.  Employee training supplies                              $   1,500                       .20%
           5.  Additional financial modeling software                  $   2,000                       .27%
           6.  Website development and enhancement                     $  20,000                       2.67%
           7.  Financial public relations                              $   1,500                       .20%
      d.  Working capital reserves
            1.  Recruitment expense (employees)                        $  10,000                        1.3%
            2.  Entertainment budget (insurance agents)                $  10,000                        1.3%
            3.  Acquisition of insurance companies or business(3)      $ 250,000(3)                    33.3%

                          3. Fringe Benefit                            $ 220,000                       29.3%
                                                                       ---------                       -----

                              a. Advertising
                                    1. Radio                           $   5,000                        .67%
                                 2. Direct Mail                        $  12,000                        1.6%
                                3. Telemarketers                       $   5,000                        .67%
                              4. Online promotion                      $   3,000                        .40%
                         b. Recruiting new agents
                                1. Entertainment                       $  15,000                        2.0%
                      2. Recruiting services (headhunter)              $  10,000                        1.3%
                                  3. Seminars                          $  20,000                       2.67%
                               4. Travel expenses                      $  10,000                        1.3%
                      5. Lap top and presentation software             $  10,000                        1.3%
                         6. Legal due diligence expense                $  10,000                        1.3%

                    (Continued on following page)


(Continued from previous page)

                                                                                                 PERCENTAGE OF
GENERAL DESCRIPTION OF EXPENDITURE                                      DOLLAR AMOUNT            OFFERING (ROUNDED)

    c.  Trade Show
         1.  Location deposits                                         $   3,000                    .40%
         2.  Booth preparation                                         $   5,000                    .67%
         3.  Travel Expenses                                           $   2,000                    .27
    d.  Marketing Fringe Benefit Advantage program
        1.  Mailing lists purchase                                     $  15,000                     2.0%
        2.  Telemarketing follow-up                                    $  10,000                     1.3%
        3.  Brochure layout and design                                 $   2,500                    .33%
        4.  Printing brochure                                          $  10,000                     1.3%
        5.  Travel expense                                             $  10,000                     1.3%
        6.  Mailing expense                                            $   2,500                    .33%
   e.  Additional sales materials
        1.  Design of new product brochures                            $   2,500                    .33%
        2.  Printing expense                                           $   7,500                     1.0%
   f.  New service personnel
        1.  Recruit and train                                          $   2,500                     .33%
        2.  Salary and benefits                                        $  47,500                      6.3%

4.  Belsen Getty                                                       $ 115,000                     15.3%

    a.  Marketing budget
        1.  Mailing development                                        $   5,000                     .67%
        2.  List purchase ongoing                                      $  10,000                      1.3%
        3.  Printing and mailing                                       $  20,000                      2.67%
        4.  Telemarketing follow-up                                    $  15,000                      2.0%
    b.  Relocation budget
         1.  Moving personnel                                          $   2,500                     .33%
         2.  Moving supplies                                           $   5,000                     .67%
         3.  Reconfigure Telecom and network                           $   2,500                     .33%
    c.  New equipment and software
        1.  New server and Lan                                         $  10,000                      1.3%
    d.  New service personnel
        1.  Recruit and train                                          $   2,500                     .33%
        2.  Salary                                                     $  27,500                      3.67%


    e.  Consulting service personnel (part-time)                       $   5,000
                                                                                                      2.0%

    TOTAL                                                              $ 750,000                    100%


         (1) No proceeds of the offering will be employed to pay salaries or benefits to any current officer or employee; however, in the event the offering is closed, Prime will most likely hire some new employees.

         (2) Management fees will not be used to compensate or augment amounts paid officers or directors, but may, directly or indirectly, be used to create incentive payments for employees or insurance agents and to expand the number of employees as necessary.

         (3) Prime is maintaining a large working/acquisition capital reserve in the maximum offering in anticipation that Fringe Benefit will request to draw upon this reserve to fund its intended efforts to acquire other insurance brokerage companies or their book of business.


                                            MINIMUM OFFERING: $500,000

                                                                                              PERCENTAGE OF
                                                                                              OFFERING
GENERAL DESCRIPTION OF INTENDED EXPENDITURE                          DOLLAR AMOUNT            (ROUNDED)

1.  Estimated offering costs:                                        $    45,000              9.0%
                                                                     -----------
     a.  Legal fees                                                  $    20,000              4.0%
     b.  Audit and accounting review expense                         $    20,000              4.0%
     c.  Printing, mailing and distribution                          $     2,500             .50%
     d.  State filing and Edgar processing fees                      $     2,500             .50%

2.  Estimated allocation to Prime Resource                           $   120,000             24.0%
                                                                     ----------              -----
     a.  Salaries to new administrative staff members                $    20,000              4.0%
     b.  Management fees                                             $    30,000              6.0%
     c.  General and administrative costs
          1.  Ongoing legal                                          $    10,000              2.0%
          2.  Ongoing accounting                                     $    10,000              2.0%
          3.  Ongoing employee training                              $     5,000              1.0%
          4.  Employee training supplies                             $     1,500             .30%
          5.  Additional financial modeling software                 $     2,000             .40%
          6.  Website development and enhancement                    $    20,000              4.0%
          7.  Financial public relations                             $     1,500             .30%
    d.  Working capital reserves                                     $    20,000              4.0%

3. Fringe Benefit                                                    $   220,000             44.0%
                                                                     -----------             -----

    a.  Advertising
         1.  Radio                                                   $     5,000              1.0%
         2.  Direct mail                                             $    12,000              2.4%
         3.  Telemarketers                                           $     5,000              1.0%
         4.  Online promotion                                        $     3,000              .60%
    b.  Recruiting new agents
         1.  Entertainment                                           $    15,000              3.0%
         2.  Recruiting Services (headhunter)                        $    10,000              2.0%
         3.  Seminars                                                $    20,000              4.0%
         4.  Travel expenses                                         $    10,000              2.0%
         5.  Lap top and presentation software                       $    10,000              2.0%
         6.  Legal due diligence                                     $    10,000              2.0%

(Continued on following page)


                                                                                              PERCENTAGE OF OFFERING
            GENERAL DESCRIPTION OF INTENDED EXPENDITURE                   DOLLAR AMOUNT       (ROUNDED)
    c.  Trade show related expenses
         1.  Location deposits                                       $     3,000             .60%
         2.  Booth preparation                                       $     5,000             1.0%
         3.  Travel expenses                                         $     2,000             .40%
    d.  Marketing Fringe Benefit Advantage program
         1.  Mailing lists purchase                                  $    15,000             3.0%
         2.  Telemarketing follow-up                                 $    10,000             2.0%
         3.  Brochure layout and design                              $     2,500             .50%
         4.  Printing brochure                                       $    10,000             2.0%
         5.  Travel expense                                          $    10,000             2.0%
         6.  Mailing expense                                         $     2,500             .50%
    e.  Additional sales materials
         1.  Design of new product brochures                         $     2,500             .50%
         2.  Printing expense                                        $     7,500             1.5%
    f.  New service personnel (2)
        1.  Recruit and train                                        $     2,500             .50%
        2.  Salary and benefits                                      $    47,500             9.5%

4.  Belsen Getty                                                     $   115,000            23.0%
                                                                     ----------             -----

    a.  Marketing budget
         1.  Mailing development                                     $      5,000             1.0%
         2.  List purchase ongoing                                   $    10,000              2.0%
         3.  Printing and mailing                                    $    20,000              4.0%
         4.  Telemarketing follow-up                                 $    15,000              3.0%
    b.  Relocation budget
         1.  Moving personnel                                        $      2,500             .50%
         2.  Moving supplies                                         $      5,000             1.0%
         3.  Reconfigure Telecom and network                         $      2,500             .50%
    c.  New equipment and software
         1.  New serever and Lan                                     $    10,000              2.0%
    d.  New service personnel
         1.  Recruit and train                                       $      2,500             .50%
         2.  Salary                                                  $    27,500              5.5%
    e.  Consulting service personnel (part-time)                     $    15,000              3.0%

TOTAL                                                                $  500,000               100%


      See also "Plan of Operations" under Description of Business for a more detailed description of intended business activities and expenditures over the next year.

                         DETERMINATION OF OFFERING PRICE

         The price at which the shares are to be sold in this offering have been arbitrarily set by the Board of Directors of Prime and does not attempt to reflect any valuation or evaluation of the company's net worth or future trading price, if any.


                                    DILUTION

         Dilution is a term which normally defines the reduction in value per share based upon book value which occurs to the investor in certain offerings compared to the purchase price of those shares. The net tangible book value of Prime Resource, Inc. (formerly Prime Resource, LLC) interest as of the attached Balance Sheet, dated September 30, 2002, was $213,933 and is estimated to be $0.08/share in the present corporate form.

         If the maximum offering is sold, the net tangible book value would increase from approximately $0.08/share to $0.31/share or a $0.23 per share increase as to existing shareholders as a result of this offering. In the minimum offering, the increase for existing shareholders would be from $0.08/share to $0.23/share or $0.15 per share increase.

           By way of specific illustration, an investor in this offering is paying $5.00 per share. It is estimated that the net worth per share after the completion of the maximum offering will only be approximately $0.31 per share. Therefore, each investor in this offering will suffer an immediate estimated dilution to his investment of $4.69 per share or 94 % in the maximum offering; and $4.77 per share or 95 % in the minimum offering. The computation of net worth per share after the offering is based on the equity as of September 30, 2002 before the offering, adding the proceeds of the offering (less estimated offering costs of $50,000), and dividing this sum by the total number of shares after the offering. Dilution would generally be pro rated between the minimum and maximum offering if closed between those extremes. These dilution ranges are illustrated in the following graphical representations:


                           Maximum offering                                        Minimum Offering


                  Value Subscription           Value share after           Value Subscription          Value share
                  $5.00/share                  offering                    $5.00/share                 after offering
                  100%                         $0.31/share                 100%                        $ 0.23/share
                                                (Rounded)                                              (Rounded)


                                                                                                       Dilution 95%
                                               Dilution 94%                                            $4.77/Share
                                               $4.69/Share


         In this offering dilution primarily arises because the original founders, who organized the corporation and the predecessor limited liability company, received shares or other ownership interests for intangible contributions to Prime which are difficult to value. As a result, there will not be a significant net worth per share prior to this offering and your cash subscription will, as a result, be "diluted" in value.

                              PLAN OF DISTRIBUTION
                              --------------------

General
-------

         Prime does not intend to employ the services of any underwriter or other broker/dealer to place or sell its securities. Prime believes it can place the limited amount of securities being offered by this registration through the efforts of a member of its own management group, Mr. Andrew Limpert, who will not be paid any consideration, commission or other compensation for his selling and placement efforts. Consequently, no provisions for commissions have been provided for in this prospectus. Should management determine, at any time, that it is necessary to sell this offering through the use of commissions to an underwriter, management will reserve the right to amend this registration and prospectus to reflect any such commission arrangements and to continue with the offering in accordance with all other terms and provisions after amendment to the registration materials. In the unforeseen and unanticipated event that Prime determines it must employ an underwriter to complete this offering, such change would require the filing and review of a post effective amendment with the SEC and applicable state securities regulatory agencies prior to continuing selling efforts.

Issuer/Agent

         It is presently anticipated that Mr. Andrew Limpert will be exclusively responsible for the efforts to sell the Prime shares in this offering to various business contacts and acquaintances through delivery of this prospectus. Any change in the issuer/agent will require a post effective amendment to the registration prior to continuing selling efforts. Mr. Limpert is currently acting as the Treasurer and a member of the Board of Directors. We cannot promise the offering will be sold, as Mr. Limpert will only engage in these efforts on a part-time basis. Obviously, there is an indirect benefit to management, as principal shareholders, if the shares are sold in this offering as the management shareholders would most likely realize an increase in the value of their shares after this offering and potentially an active market for their shares. Should any other member of management be qualified to act and in fact engages in selling efforts for Prime such fact will be supplementally disclosed to any prospective investor. In addition, any additional selling party for the issuer would require the filing and review of a post effective amendment with the SEC and corresponding state securities regulatory agency. There is no present intent or expectation that any other issuer/agent will be employed.

         Mr. Limpert as an issuer agent is relying upon the exclusion from being required to qualify and license as a broker/dealer in his anticipated selling efforts, pursuant to SEC Rule 3(a) 4-1 under the Securities and Exchange Act of 1934. In essential terms, Prime and Mr. Limpert believe he satisfies the following tests of the Rule:

                   1) Mr. Limpert is not subject to a statutory disqualification to act as an issuer agent as such term is defined under Section 3(a) 4-1 of the Securities Act of 1934;

                   2) Mr. Limpert will not be compensated for his selling efforts in any manner, though he may be reimbursed direct selling costs paid out-of-pocket;

                   3) Mr. Limpert is not now and will not be at the time of his selling effort an associated person with any broker/dealer. Mr. Limpert has not been associated with a broker/dealer within the past 9 years.

                   4)      Mr.   Limpert   will  meet  each  of  the   following
                   conditions:

                                    (i)     Mr. Limpert will continue to perform
                            substantial duties for the issuer at the date of the offering;

                                    (ii)    Mr.  Limpert  has  not  acted  as  a
                            selling agent within the preceding 12 months;

                                    (iii)  Mr.  Limpert  has  not and  will  not
                            engage in selling efforts for any issuer more than once every 12 months.

         Mr. Limpert has been licensed on one prior occasion in Utah to act as an issuer/agent and will seek such designation in this offering. It is believed Mr. Limpert, or any subsequently designated management sales agent, in the intended selling efforts of the Prime shares being registered will fully meet the safe harbor requirement of a non-broker issuer agent pursuant to Rule 3(a) 4-1 as set-out above. It is not anticipated that Prime will employ an issuer/agent other than Mr. Limpert. Any prospective investor wishing a copy of this rule or further explanation of the company's determination of compliance will be provided a copy and explanation prior to investing upon request to Prime.

         In the unanticipated event that Prime determines it is necessary to hire and pay one or more independent broker/dealers to attempt to sell this offering, Prime will amend this registration statement and prospectus by a post-effective amendment to disclose all such underwriting terms. No broker/dealer will be allowed to engage in sales or solicitations until any such post-effective amendment becomes effective. Each prospective investor is also advised that prior to any involvement of any broker/dealer in the offering any broker/dealer would be required to clear the underwriting terms and compensation with the National Association of Securities Dealers, Corporate Finance Department.


Sales to Officers and Affiliates

         Each officer, director or affiliated persons may purchase shares in this offering for cash at the offering price without restriction. There is no limitation on the number of securities which may be purchased by these affiliated persons. In like manner, there is no obligation or commitment by any officer, director or affiliate to purchase any shares in this offering. All securities purchased by any officer, director, or person able to direct or influence the company as a control person will not be freely tradeable, but will be subject to restrictions on resales, and must be purchased for investment purposes requiring a holding period.

Minimum Purchase

         There is no minimum subscription requirement.

Estimated Costs of Offering

         The costs of this offering are estimated at $45,000, and include legal, accounting, filing or permit fees, printing and related distribution costs. These amounts are estimates but are believed reasonably accurate for the intended size of this offering. Funds paid for offering costs will limit the amount of net proceeds available for actual business purposes. See also Use of Proceeds Section.

Subscription Account

         Proceeds of the offering, up to the minimum amount, will be placed in a segregated subscription account under control of Prime and will not be employed for any business purposes of the company until or unless the minimum offering is sold within the offering term of 180 days from the date appearing on the face of this prospectus. If the minimum offering is not fully sold and collected within such offering period, then the offering will be terminated and all proceeds will be promptly returned without deduction for costs or addition of any interest. Prime will obtain an address from each subscriber and will return all proceeds promptly upon the termination of the offering to that address. Any interest earned on the subscription account will be employed by Prime to pay for anticipated offering costs and return of subscription proceeds to investors.

         In the event of the close of the minimum offering, Prime will employ any additional proceeds of this offering upon receipt without further utilizing the subscription account.

Closing Offering

         Prime reserves the right to close the offering at any time within the offering term of 180 days whenever the minimum offering proceeds have been received in the subscription account, even if less than the maximum offering has been sold. Factors which may influence Prime's decision to close the offering would be the effort required to continue sales and the rate at which subscriptions were obtained up to the minimum offering. In all events, the company will not sell more than the maximum offering and will close the offering at any time that the maximum amount has been sold. The Use of Proceeds Section reflects Prime's best present estimate of the use of proceeds in the event of either the minimum or maximum offering amount being received. The offering will most likely be closed at some point between the minimum and maximum. Proceeds available for working capital reserves to Prime will be increased by each dollar raised over the minimum offering.

Initial Sales Jurisdiction

          We intend this offering will be sold primarily to citizens of the State of Utah, based upon a coordination filing in that jurisdiction. Should Prime deem it appropriate, it may attempt to place its securities in one or more additional jurisdictions where the offered shares may be qualified or registered by coordination or similar rule or process. That is, Prime will be deemed to be qualified as a registered offering in those jurisdictions upon clearance of this registration with the SEC and a notice type filing in the appropriate state. If the offering is offered or sold in other jurisdictions, the offering must be registered or qualified under the applicable state law of that jurisdiction. Prime does not intend to register or qualify this offering in any other jurisdiction for sale unless such registration can primarily be achieved by coordination without the necessity of merit review or substantial additional disclosure requirements. However, should Prime elect to sell in any jurisdiction that imposes any additional disclosure requirements, they will be included in this offering as a supplemental disclosure.

No Trading Market

         Prime has not secured a commitment to list or trade the securities being registered through any broker/dealer and there is no present assurance that a public market will exist for the securities, even in the event of a successful completion of this offering. Each prospective investor should consider the potential lack of a public market developing as a significant risk factor. Management will work to obtain the listing of the securities after or concurrently with this offering by one or more broker/dealers, but can give no warranty or assurance that they will be successful in such efforts.

No Registration Commitment

         No shares of current management or original shareholders are being registered pursuant to this offering and no intent or obligation exists by Prime to currently register existing issued shares in any manner.

Penny Stock Limitations

         Broker/dealer transactions in shares trading under $5.00/share are generally subject to certain specific disclosure requirements and limitations on trading known commonly as the "Penny Stock Rules". While the penny stock rules are not believed applicable to the initial issuance of the shares subject to this issuer/agent registration and sale, there is a high probability such rule would apply to subsequent sales of Prime stock. The application of the penny stock rules may impair the tradeability or price at which your shares may subsequently be resold.

         The following purports to be a general summary of the penny stock rules. However, any prospective investor may obtain a complete copy of the applicable rules from Prime upon request or from the SEC online, (Rules 15g-2 through 15g-6 of the Exchange Act).

         The penny stock rules require a broker/dealer prior to a transaction in a penny stock, not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, as well as monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

         These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders may find it more difficult to sell their securities because of such rules.


                                LEGAL PROCEEDINGS

         We are not aware of any pending or threatened legal proceedings or claims in which we are involved.


        DIRECTORS, EXECUTIVE OFFICERS, OR CONTROL PERSONS

---------------------------------------- ------------------------------------- -------------------------------------
NAME                                     POSITION                              CURRENT TERM OF OFFICE
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Terry Deru*                          Director, CEO/ President/             Appointed         Director        in
                                                                               Organizational Minutes-April,  2002.
                                                                               Will  serve  as  a  Director   until
                                                                               first annual  meeting,  not yet set.
                                                                               Will  serve as an  officer  pursuant
                                         Chairman of the Board                 to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Scott Deru*                          Director/V.P. Operations              Appointed         Director        in
                                                                               Organizational   Minutes   -  April,
                                                                               2002.  Will serve as Director  until
                                                                               first annual  meeting,  not yet set.
                                                                               Will  serve as an  officer  pursuant
                                                                               to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Andrew Limpert*                      Director/Treasurer/Secretary/ CFO     Appointed         Director        in
                                                                               Organizational   Minutes   -  April,
                                                                               2002.  Will serve as Director  until
                                                                               first annual  meeting,  not yet set.
                                                                               Will  serve as an  officer  pursuant
                                                                               to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------

* Mr. Scott Deru and Mr. Terry Deru are brothers. Mr. Limpert was not an owner of Prime LLC, but acted as an advisor to Prime LLC and has become a shareholder of Prime Resource, Inc., the successor entity to Prime LLC.


MR. TERRY DERU - DIRECTOR , CEO/PRESIDENT, CHAIRMAN OF THE BOARD
Age:48

         Mr. Deru is currently a consultant and manager with Belsen Getty LLC and an officer/director in Prime as outlined above. He also served Belsen Getty as an officer/director when operating as a predecessor corporation. Belsen Getty is a Salt Lake City, Utah based financial and retirement planning firm. The firm, or its predecessor, has been a licensed investment advisory firm with the SEC and Utah since 1984. Mr. Deru is a Certified Financial Planner and a Registered Financial Consultant. Mr. Deru has been with Belsen Getty or its predecessor since 1985. Since affiliation with Belsen Getty, he has served as a consultant and director from 1985 to 1998 and as a consultant from 1998 to the present. He has been the manager of Belsen Getty since July, 2000. Mr. Deru will continue his part-time affiliation with Belsen Getty while also acting as the part-time officer of Prime. The estimated allocation of services is set-out in the following table. Mr. Deru also acted as a part-time CEO for Kinship Systems, Inc., a small public company which is not presently active. Kinship abandoned its original marketing efforts of attempting to sell licensed accident reconstruction software in early 2002 and has subsequently acquired a resort management company as its wholly owned operating subsidiary. Mr. Deru resigned as an officer and director pursuant to this reorganization on November 14, 2002, and he is no longer affiliated with that company. The company continues under a new name of Caribbean Clubs International, Inc. (CCI). Mr. Deru obtained a B.A. degree from the University of Utah in Salt Lake City, Utah, in finance in 1977 and an M.B.A. degree from that institution in 1979.

MR. SCOTT DERU - DIRECTOR, VICE-PRESIDENT OPERATIONS
Age: 42

         Mr. Scott Deru has been employed full-time since 1982 as a principal officer of Fringe Benefit. Since 1998 he has been the manager and principal officer of Fringe Benefit, one of the current subsidiary operating companies of Prime. In this capacity, he has primarily been engaged in creating and selling life, health and other insurance products for business clients of Prime, LLC, now known as Prime, Inc. In addition to his full-time services to Fringe Benefit Analysts, LLC he worked as a director of insurance for Care of Utah, Inc., developing insurance programs, primarily for the health care industry from October, 1994 to July, 2000. Mr. Deru is a 1984 graduate of the University of Utah with a B.S. degree in finance from that institution. He is also a Registered Health Underwriter and a Registered Employee Benefit Consultant. He presently is also a licensed insurance consultant and agent within the state of Utah, and by reciprocity in other western states.


MR. ANDREW LIMPERT - DIRECTOR/SECRETARY/TREASURER/CFO
Age:  33

         Mr. Limpert has been a financial and retirement planner associated with the Salt Lake based firm of Belsen Getty, LLC since 1998. He is licensed as a Registered Investment Advisor Representative, but he is not a Certified Financial Planner. As a licensed Investment Advisor, Mr. Limpert has completed licensing requirements and testing prescribed by the State of Utah. Mr. Limpert plans to continue his full-time employment with Belsen Getty. He will also serve as a director, treasurer, CFO and secretary for Prime. Prior to the foregoing positions, he worked with Prosource Software of Park City, Utah as a software sales agent from 1993 to 1998. Mr. Limpert is assisting Prime on a limited as needed basis. In 1998 Mr. Limpert served briefly as an interim outside director in a small public company, then known as Mt. Olympus Resources, Inc. Mr. Limpert resigned as part of a reorganization of Olympus in November, 1998. Mr. Limpert was also affiliated on a part-time as-needed basis with a small presently inactive company known as Kinship Systems, Inc. as a director and its treasurer/secretary and CFO/accounting officer. Due to the company's present inactivity, his time commitment and services to Kinship had been minimal. Mr. Limpert was appointed to these positions in February, 2000 as part of the initial organization. As noted above, Kinship acquired a new operating subsidiary and Mr. Limpert resigned as an officer and director effective November 14, 2002. He has no continuing affiliation with Kinship/CCI. Mr. Limpert also acts as a business and financial consultant to various small public and private companies. Mr. Limpert holds a B.S. degree in finance from the University of Utah in Salt Lake City, Utah in 1995 and an M.B.A. from Westminster College of Salt Lake City, Utah in 1998.

Estimated Allocation of Time and Services
-----------------------------------------

         The  following   table  attempts  to  set-out  the  present   estimated
allocation of time to be devoted by the foregoing officers for Prime and each of the Prime related entities:


           --------------------------------------- ------------------- ------------------ ---------------
                                                                         BELSEN GETTY         FRINGE
                            NAME                         PRIME                               BENEFIT
           --------------------------------------- ------------------- ------------------ ---------------
           Mr. Terry Deru                          20%                 80%                0%
           --------------------------------------- ------------------- ------------------ ---------------
           Mr. Scott Deru                          10%                 0%                 90%
           --------------------------------------- ------------------- ------------------ ---------------
           Mr. Andrew Limpert                      20%                 80%                0%
           --------------------------------------- ------------------- ------------------ ---------------


Remuneration of Directors & Officers
------------------------------------

Directors
---------

         No director will be provided remuneration for service in that capacity, but may be paid a stipend for attending meetings as future revenues may permit. It is anticipated Directors will receive $500 per Board Meeting.

Officers
--------

         Historically, the present officers in Prime, except for Mr. Limpert, acted as working members of Prime, LLC from its inception in 1996. Mr. Limpert became a member in January, 2002. Prime LLC also had associated as a founding member Mr. William Campbell, whose interest in Prime LLC was bought out by Prime LLC in December, 2001 and transferred to Andrew Limpert in January, 2002 prior to the organization of Prime, Inc., as more particularly described under "Description of Business". Mr. Campbell has no further interest or affiliation with Prime or either of its subsidiaries. As previously indicated, Prime, LLC had as its wholly owned subsidiaries Belsen Getty, LLC and Fringe Benefit. Subsequently, Belsen Getty and Fringe Benefit became subsidiaries of Prime, Inc. the successor entity. These subsidiaries, while subsidiaries of Prime, LLC, passed through, as limited liability companies, all of their net earnings or losses to Prime, LLC, which then distributes or attributes earnings or losses pro rata to the ownership interest. Prime will continue to receive these "pass throughs" and will pay salaries for all officers and employees of its subsidiaries, as well as general operating costs.

         Under the present organization of the company, it will not be possible for Prime corporation to simply pass through earnings derived from its operating subsidiaries to owners. Alternatively, each of the principal officers, named above, served the company for the following annual base salary in 2002: Mr. Terry Deru $240,000, Mr. Scott Deru $240,000 and Mr. Andrew Limpert $165,000. Additionally, Mr. Limpert's salary was increased to $210,000 annually on October 1, 2002, effective in calendar year 2003. The terms of this compensation are more fully set- out in a set of Board Minutes and concurrently executed three year employment agreements. Mr. Terry Deru and Mr. Scott Deru will also primarily serve Prime by continuing to act as the managers of the subsidiaries. Mr. Andrew Limpert will devote most of his time commitment to responsibilities of Belsen Getty and be in charge of most day-to-day affairs of Prime. It is anticipated Mr. Scott Deru and Mr. Terry Deru will serve full-time in their responsibilities with the subsidiaries and discharge responsibilities to Prime on an as-needed basis. This, and related compensation information, is set-out in tabular format at page 52 under Executive Compensation.

         Each of the three principal officers serves Prime pursuant to a written employment agreement which is essentially identical in terms for each officer, except for the compensation provisions outlined above. The essential terms of the employment agreements provide as follows:

         (1) Each employment contract runs for three years from April 5, 2002;

         (2) There are no currently adopted benefits or stock rights, except 18 days of paid leave per year for each officer;

         (3) Prime may terminate the employment with or without cause. If termination is without cause, the employee is to receive a severance equal to three months pay. Otherwise, the employee is paid through the month the notice of termination is given. The employee has no right to terminate the agreement without cause.

         (4) The employment contract has standard provisions protecting proprietary rights and property of the company from being used by the employee or appropriated;

         (5) The employment agreement provides for the exclusive full-time service by each officer to Prime or one or more of its subsidiaries.

         Each prospective investor may view a copy of the employment agreements prior to investing by viewing this registration statement online at the SEC filing site (www.sec.gov.edgar), or by requesting a copy from Prime.
             -----------------

Shares Held By Management and Certain Security Holders
------------------------------------------------------

         The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of 5% or more of our outstanding common stock; by each of our directors; and by all executive officers and our directors as a group. To the best of our knowledge, all persons named below have sole voting and investment power with respect to such shares.


--------------------------------------------------------------------------------------------------------------------
Title of Class   Name and Address of Owner       Current Shares Owned   Current            Percent of Total  Common
                                                                        Percentage of      in the event  Max.  Off.
                                                                        Outstanding        Sold (Rounded)(1)
                                                                        (Rounded)
--------------------------------------------------------------------------------------------------------------------
Common Stock     Terry Deru
                 99 Cove Lane
                 Layton, Utah 84040              1,000,000              36%                34%
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Common Stock     Scott Deru                      1,000,000              36%                34%
                 6855 N. Frontier Drive
                 Mountain Green, Utah 84050

--------------------------------------------------------------------------------------------------------------------
Common Stock     Andrew Limpert                  750,000                27%                26%
                 8395 S. Parkhurst Circle
                 Sandy, Utah 84094
--------------------------------------------------------------------------------------------------------------------
Common           Officers and Directors as       2,750,000              99%                94%
Stock            a Group(2)
--------------------------------------------------------------------------------------------------------------------

         (1) The difference in each officer's percentage of the total outstanding in the event of the maximum or minimum offering is a de minimus amount less than 1%. As such, the maximum percentages are employed. Officers will have a slightly greater fractional percentage of outstanding shares in the event of the minimum versus the maximum offering.

         (2) Mr. Don Deru, the natural father of Terry and Scott Deru, owns 50,000 shares, or about 1.8% of the currently outstanding shares. There are no shareholders prior to this offering other than as listed above and Mr. Don Deru.

         There are currently no arrangements which would result in a change in our control. Prime has no warrants, options or other stock rights presently authorized.


                            DESCRIPTION OF SECURITIES
                            -------------------------

            The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

General
-------

         We are authorized to issue 50,000,000 shares of common stock with no par value per share. As of April 5, 2002, there were 2,800,000 restricted shares issued and outstanding. The company has only one class of shares, being its common shares. Counsel for Prime has provided an opinion that all shares of common stock outstanding are validly issued, fully paid and non-assessable. All currently issued shares of Prime were issued pursuant to an Organizational Meeting on April 5, 2002.

Voting Rights
-------------

          Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of the shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any corporate act or action, except as otherwise provided by law.

Dividend Policy
---------------

          All shares of common stock will participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. There can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous Rights and Provisions
-----------------------------------

          Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference and preference of any outstanding shares of preferred stock as may be created.

Shares  Eligible  For  Future  Sale
-----------------------------------

       The 150,000 maximum shares of common stock to be registered by this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which may be limited by the resale provisions of Rule 144 under the Securities Act of 1933.

         Currently, all of the 2,800,000 issued and outstanding shares were issued on April 5, 2002 and would not be eligible for sale under Rule 144 as restricted stock until April 6, 2003, assuming the other requirements of Rule 144 are satisfied as generally described below.

          In general under Rule 144, as currently in effect, any of our affiliates or other restricted shareholders after a one year holding period may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us.

        Nonaffiliates who have held their restricted shares for one year may also be able to sell under the foregoing conditions. Nonaffiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale. There are currently no nonaffiliated shareholders.

          Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A would allow our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities. It is not anticipated Rule 144A will have any application to this offering.


                         INTEREST OF EXPERTS AND COUNSEL
                         -------------------------------

          Our counsel, Julian D. Jensen, PC, has passed upon the legal status of the company and our capacity to engage in this Registration. The firm has no interest in Prime. Our auditors, Carver Hovey & Co. of Layton, Utah have opined upon the attached and incorporated audited financial statements. This firm has no interest in Prime and there are no material conflicts with the auditors.


                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS
                  ---------------------------------------------

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we may, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

                 ORGANIZATION OF THE COMPANY IN LAST FIVE YEARS
                 ----------------------------------------------

         As previously noted, Prime Resource LLC was formed in 1996 and remained inactive until 1998 when it became the parent entity for Belsen Getty LLC and Fringe Benefit Analysts LLC. Prime continued to March 29, 2002 as a Utah limited liability company and operated exclusively through its two wholly owned subsidiary limited liability companies, Belsen Getty, LLC and Fringe Benefit Analysts, LLC. Prime converted to a corporate form of business on March 29th of 2002, largely in anticipation of the present public offering. Also, in 1998 Belsen Getty and Fringe Benefit converted from a corporate form to their present LLC form. As otherwise discussed in this Prospectus, the management of Prime Resource, Inc. will remain the same as its predecessor, Prime Resource, LLC, though differently designated. The two operating subsidiaries will continue with their existing business activities and management as described in this Prospectus.


                             DESCRIPTION OF BUSINESS
                             -----------------------

General and Historical
----------------------

          Prime Resource, as a corporate entity, was filed in Utah on March 29, 2002; however, essentially the same business purpose were engaged in by its predecessor entity, Prime Resource, LLC, a Utah limited liability company as organized in 1996, but not active until the 1998 acquisition of its present subsidiaries; Belsen Getty and Fringe Benefit. Mr. Scott Deru acted as the manager for Prime LLC. From 1990 to 1998, Belsen Getty and Fringe Benefit collaborated as independent corporations. In 1998 Prime LLC became the parent and coordinating entity and the two operating companies also became wholly owned limited liability companies of Prime, LLC and changed their business structure from corporations to limited liability companies owned by Prime LLC.

         As part of the 1998 reorganization, Mr. Scott Deru and Mr. Terry Deru each contributed their 50% ownership interest in Fringe Benefit to Prime, LLC. Mr. Terry Deru and Mr. William Campbell each contributed their 50% ownership interest in Belsen Getty to Prime, LLC and Mr. Don Deru, the father of Scott and Terry Deru, contributed capital. The resulting ownership percentages in Prime, LLC. were Scott and Terry Deru at 361/2% each; Mr. William Campbell at 23% and Mr. Don Deru 4%. Prime, LLC was later dissolved of record in April, 2002 after transferring all assets to Prime, Inc.

         Fringe Benefit was formed and licensed in November, 1984 in Utah as a general insurance agency. The company initially was formed and operated as a Utah corporation with Mr. Scott Deru as its president. It was jointly owned by Scott Deru and Terry Deru from inception. Fringe Benefit concentrated upon developing software to analyze employee benefits and writing insurance for business related purposes, such as key man life policies, group health plans and related insurance. Mr. Scott Deru and Mr. Terry Deru remained joint owners from 1984 to 1998 when their ownership was acquired by Prime, LLC.

         From 1998 on Fringe Benefit Analysts started collaborating closely with Belsen Getty LLC, which was formed in 1998, to primarily engage in business consulting and financial planning. Belsen Getty was initially formed in 1990 as a corporation. Belsen Getty, which was and is engaged in advising firms in the formation of employee health , pension, stock option and related plans, frequently referred clients to Fringe Benefit Analysts when insurance funding was required. In like manner, Fringe Benefit Analysts would frequently refer insurance clients needing business planning to Belsen Getty. However, neither firm operates upon an exclusive basis as to these referrals.

         Belsen Getty, Inc. was formed on November 9, 1990 by Mr. William Campbell and Mr. Terry Deru as a successor to a Nevada corporation. Mr. Terry Deru joined the firm in the summer of 1985 and purchased a 50% interest in Belsen Getty, Inc. of Nevada from Mr. Campbell. All interest in Belsen Getty, Inc. was transferred to Belsen Getty LLC in 1998 which was then exclusively owned by Prime LLC. Mr. Terry Deru received a 36 1/2% interest in Prime and Mr. Campbell a 23% interest in Prime.

         In order to take advantage of some economies of scale and to work more cohesively in cross-selling to the respective client base of Belsen Getty, Inc. and Fringe Benefit the foregoing reorganization occurred in 1998. Prime Resource, LLC (a LLC organized on June 27, 1996, but having no real business activity) was used as a holding company for the newly formed entities of Belsen Getty, LLC and Fringe Benefit. These subsidiary entities were formed on October 2, 1998 and became the successor firms for Belsen Getty, Inc. and Fringe Benefit, respectively, each being wholly owned by Prime Resource, LLC.

         Mr. William Campbell became associated with Prime Resource LLC in 1998 resulting from a minimal cash contribution and his fifty per cent interest in Belsen Getty. He received a 23% interest in Prime LLC.

         In January, 2002 Prime LLC purchased Mr. Campbell's interest in Prime for $100,000. The prior Campbell interest was assigned to Andrew Limpert on January 10, 2002 in consideration for the acknowledgment of Limpert's advisory and organizational services which were valued at $113,000. The 26 percent membership share of the Company issued to Mr. Limpert was accounted for as compensation expense and is included in "compensation and benefits" in the statement of operations for the quarter ended March 31, 2002. The value of the share of the Company issued to Mr. Limpert was based on what the Company was required to pay a former member, Mr. William Campbell, for his 23 percent share of the Company, in connection with the Company's termination and buy-out of Mr. Campbell effective January 1, 2002. Mr. Don Deru, the father of Scott and Tery Deru, held a 4% interest in Prime LLC since inception and exchanged his interest in Prime LLC for a 1.8% sharehold interest in Prime, Inc.

         In March, 2002, Prime LLC decided to incorporate in Utah in anticipation of this offering and issued in April, 2002 to Mr. Limpert 750,000 shares of its common stock, (26% of the issued and outstanding) for his prior and continuing consulting services for and to Prime. The other stockholders are Mr. Terry Deru, 1,000,000 shares; Mr. Scott Deru, 1,000,000 shares; and Mr. Don Deru, 50,000 shares. Fringe Benefit and Belsen Getty continued under their existing structure as wholly owned subsidiaries of Prime, Inc. with Mr. Terry Deru continuing as the manager of Belsen Getty and Mr. Scott Deru for Fringe Benefit.

         As limited liability companies, the historical revenues of Belsen Getty, LLC and Fringe Benefit have flowed through to its member and sole owner, Prime Resource, LLC. Within Prime the revenues, after payment of all operating costs and wages and allowance for working capital reserves, were divided between Mr. Scott Deru, Mr. Terry Deru and Mr. William Campbell, in accordance with their limited liability ownership percentage, through December 31, 2001.

          It was determined, upon incorporation of Prime Resource, Inc., that this form of compensation and revenue transfer will no longer be feasible and that the corporation will need to retain and report its income, if any, after salaries, overhead and other expenses as retained earnings. Further, Prime, Inc. has now entered into an employment contract with its three principal officers, as generally described earlier under the outline of compensation and subsequently described under the Executive Compensation Section. In their respective capacities, management will be paid a fixed salary. Prime, Inc. would then retain any net earnings for further business and expansion purposes.

          Mr. Terry Deru, in addition to acting for Prime as its President and Chief Executive Officer, will also continue to act as the Manager and principal operator of Belsen Getty . Mr. Scott Deru will also devote a substantial majority of his time to the business affairs of Fringe Benefit and such other time as necessary as a corporate officer of Prime. It is anticipated that Mr. Terry Deru will then assume most of the day-to-day management responsibilities for Prime. Mr. Limpert will coordinate most governmental filings and reporting duties for Prime, as well as continuing with Belsen Getty as a consultant.

         Over the past three years, Belsen Getty has contributed approximately 27% of the present revenues to Prime, LLC and Fringe Benefit has contributed the remaining 73% of net revenue to Prime, LLC. As noted above, Prime, LLC was dissolved in April, 2002 upon the transfer of assets to Prime, Inc. Prime, Inc., like its predecessor, Prime LLC, is not anticipated to generate any independent sources of revenue or income. All salaries and benefits in Belsen Getty and Fringe Benefit have been and will be paid directly by Prime.


Belsen Getty Business
---------------------

         Belsen Getty is a Utah financial management company offering investment advice, financial planning, pension and retirement planning and general business consulting and planning for firms or individuals who may participate to the extent they deem appropriate in any of these financial products and services. Belsen Getty was originally formed as a Nevada corporation in 1990. Belsen Getty remained active until 1996, was a lapsed corporation continuing to conduct business from 1996 too 1998 when it was reorganized as a Utah limited liability company. Belsen Getty has continued to date as a Utah limited liability company. Belsen Getty manages assets primarily under a fee based management system. Belsen Getty uses sophisticated modeling software to complete its investment advisory aspects of its services to clients who wish it to manage their funds for various pension and retirement or other offered plans. In this capacity, Belsen Getty also acts as an investment advisory firm.

         Belsen Getty also has expertise in providing consulting services for retirement planning, pension and general business financing and planning.

         Belsen Getty offers to individuals retirement accounts, trust accounts, as well as creating 401(k) plans and other pension plans for corporate clients. These services may range from simple cash management to complex custom growth portfolio planning for wealthy individuals or businesses.

         Belsen Getty markets through several mediums. First, the firm has a sophisticated database for tracking services to clients, prospects and business associates. This tracking assures each client and prospect are contacted monthly by mail and at least quarterly by phone or in person. Second, prospects that go into this tracking system are located in several ways, such as referrals from existing clients, referrals from other business associates and referrals from Fringe Benefit Analysts, as well as direct mailing and educational seminars. To a limited extent, the firm currently engages in prospect mailings and may explore other media type advertising, depending upon the availability of proceeds from this offering.

         Belsen Getty is currently managed by Mr. Terry Deru and has six full-time and one part-time employee.

Fringe Benefit Business
-----------------------

         Fringe Benefit is primarily a diversified independent insurance broker which provides various lines of insurance, such as health, life, dental, disability, etc., as needed by its clients to fund various business, as well as employee related programs and plans. Fringe Benefit also intends in the future to engage in recruiting independent agents, rolling up and acquiring existing health care insurance agencies and/or their book of business.

         Fringe Benefit currently has seven full-time employees, one part-time employee and over twenty sub-agents who act as independent contractors in various insurance lines. Part of the proceeds being raised in this offering will be used to retain and recruit additional agents. Funding for anticipated future acquisitions will come from the anticipated acquisition reserves to be held by Prime. There are no present acquisition agreements, candidates, proposals or negotiations. Fringe Benefit has not historically, nor does it presently intend to engage in any acquisition of an insurance or other business from any related or affiliated party. Proceeds of this offering used for acquisitions will not be with any entity or person related to or affiliated with Prime or any member of its management.

         Fringe Benefit is currently managed by Mr. Scott Deru, has 8 employees and approximately 20 agents.


Plan of Operation
-----------------

         o Acquisitions. In the event of the maximum offering, a substantial portion of net proceeds of the offering ( approximately $250,000 or 33%) would be available for acquisition by Fringe Benefit to acquire other insurance providers, or their policies and book of business. Those funds may also be employed, alternatively, for recruitment of existing agents, though there is no present intent or plan to employ these funds for recruitment.

         At whatever level the offering is closed, the following programs intended to create revenue and income growth will be funded and implemented:

         o Enhancement of commission revenues. Management, primarily through the use of the Fringe Benefits Advantage Program, will attempt to encourage current subagents to write all their insurance through Fringe Benefit. Proceeds of the offering will be used to contact existing agents with relationship to explaining and demonstrating this program.

         o Growth of Core Business. Revenues will be expended to advertise and promote core business activities, including attracting new clients, soliciting more agents to employ the advantages of the Fringe Benefit Advantage

Program whereby administrative fees for various programs are waived if multiple programs are purchased through Fringe Benefit.

         o Agent Recruiting. Management will use anticipated proceeds to recruit full-time agents and promote various advantages and economies which can be realized by agents being a full-time participant within a larger organization.

         o Complementary Business Practices. Prime will attempt to advertise and promote the "complete package" approach of comprehensive business and employee plan planning coupled with affiliated competitive insurance funding by proposing a one stop approach to such services.

Principal Products
------------------

Fringe Benefit Analysts
-----------------------

         The principal service products of Fringe Benefit are the sale and management of health and life insurance products to small and medium sized businesses. Fringe Benefit sells insurance programs and policies primarily offered by four major carriers: Altius Insurance (previously Pacific Health
Care), United Health Care, Intermountain Health Care and Regence Blue Cross. Additionally, dental, long term care and disability insurance coverages are offered on a group basis. The fees are standard commissions as set by the providers themselves. A typical range for commissions in form of percentages would be 2%-20%. Copies of our contracts with these providers have been filed as exhibits to this registration.

         The insurance policy providers require Prime to maintain in force a standard liability policy for errors and omissions for professional services. Prime is in compliance with this requirement and intends to remain current.

         Each of the four principal supplier contracts essentially provide for Fringe Benefit to place prescribed health and other policies as group plans for a specified fee payable to the insurance policy supplier. Of this prescribed amount, Fringe Benefit is paid by the carriers a commission ranging from 2% to 20% depending on the policy placed. Each contract has an open termination date, except for cause. The United Healthcare contract provides for a 60 day termination notice without cause. The Altius Insurance contract (formerly Pacific Healthcare) provides for a 30 day notice period and the Intermountain Health Care provides for a one year notice period. Regence Blue Cross has a 90 day termination notice provision. The company reasonably believes, from its current operating experience, that the providers will continue on an indefinite basis to provide insurance policies under the contracts. No notice of termination has been received.

         The primary markets for each of the above listed products are for small to medium sized companies located in the intermountain west. The size may vary from as few as 2 employees to companies with an employee base as large as 300 or more. The typical client will have between 10 to 100 employees. This is the primary niche that Fringe Benefit has focused upon.

Fringe Benefit Analysts Advantage Program
-----------------------------------------

         The Fringe Benefit Advantage Program (FBAA) has been recently developed to aid employers in their administration of fringe benefits. Fringe Benefit has exclusive rights to use the program in client retention and marketing by each of its principal product suppliers. FBAA allows an employer to electronically submit payroll data to a single administrator subcontracted by Fringe Benefit. That administrator then provides the following services:

                  (1) 125(c) administration including plan documents, complete ongoing accounting for each participant, forms, reimbursement to participants and tax form 5500, if necessary.

                  (2) COBRA administration for those employees COBRA eligible. Services include the mailing of all required notifications and the collection and disbursement of any premiums paid by COBRA eligible participants.

                  (3) HIPAA and State Continuation Notices are available via a website for employers requiring these notices to remain in compliance of the applicable laws.

                  (4) Qualified Plan Administration including plan documents, participant statements, record keeping, discrimination testing and tax form 5500.

         These services simplify the administration process because the employer deals with a single source for these services and everything is web-based, allowing participants direct access to information, thus relieving the employer of the burden to act as an intermediary for forms and information. Generally these bundled services are provided at no cost to the employer under the program. Fringe Benefit pays for the services on behalf of the employer at a discounted rate due to the large volume of business directed to the administrator. Fringe Benefit receives no fee or other direct benefit from providing this service, but engages in the program for marketing purposes.

Belsen Getty
------------

         The principal products for the Belsen Getty subsidiary of Prime is that of Investment Advisory Services. The advisory services include the construction and management of financial portfolios for clients. Clients consist of pension and 401(k) plans for approximately 50 small to medium companies and approximately 300 individual clients. Financial planning and retirement modeling services are also offered as well as general financial management counseling for individuals and emerging companies.

         The compensation for advisory services are derived on a fee basis. The fee ranges from 50 basis points to 125 basis points per year depending on the size of the portfolio being managed and the services provided. There are no commissions paid on investment products and the assets are held by third party custodians.

         Belsen Getty is not associated with any broker/dealer and does not share brokerage commissions. On isolated occasions, Belsen Getty may earn insurance commissions, but these would be less than 3% per year of total revenues.

         The markets Belsen Getty operates in are similar in scope to the niche discussed in the Fringe Benefit product section. Typically, pension and 401(k) plans for companies with employees of 10 to 200 are targeted. On the individual portion of the business families or persons having investable assets in excess of $250,000 are the primary market for portfolio and financial management.

Competition
-----------

Fringe Benefit
--------------

         Fringe Benefit is exposed to competition to the same degree and manner as most small independent insurance agencies in the relevant market writing primarily group health and related disability insurance and some "key man" life policies. Fringe Benefit perceives that it may receive some benefit from its referral relationship to Belsen Getty, but otherwise has no unique competitive advantage.

         It appears to Fringe Benefit that there is a significant competitive advantage to larger insurance companies arising from apparent economies of scale which often allows them to provide similar products and services at lower costs or offer collateral advisory and planning services which Fringe Benefit cannot directly match. This competition from large insurance carriers should be considered a material risk factor.

         Fringe Benefit is currently licensed as an insurance broker for its product lines in: Arizona, California, Colorado, Idaho, Nevada, Utah and Wyoming.

Belsen Getty
------------

         Belsen Getty does not believe there is any unique or particular competitive risks to the services it provides. Various large insurance and brokerage companies, accounting and law firms provide related planning and consulting services to individuals and businesses related to health, pension and profit sharing programs, as well as capital funding alternatives. There is perceived by Belsen Getty some competitive advantage to large competitors which, because of economies of scale, may be able to provide these care services at lower cost or provide free collateral services or products. Belsen Getty regards the planning and consulting divisions of major financial institutions such as Merrill Lynch, Morgan Stanley Dean Witter & Co. and other major broker/dealers providing financial planning services to be its primary competitors. There is also a growing trend for banks to also provide these services and products.

Major Customers or Providers
----------------------------

Fringe Benefit Analysts
-----------------------

         Fringe Benefit does not have any customer accounting for over 4% of its revenues and is not believed to be dependent on any major client. It should be noted, however, that there are essentially four companies in the current operating area who supply almost all the insurance products as sold by Fringe Benefit. These companies are Intermountain Health Care through which Fringe Benefit derives approximately 38% of its insurance revenues by value, Regence

Blue Cross accounts for approximately 20%, Altius Insurance Company (formerly Pacific Health Care) accounts for approximately 11% and United Health Care accounts for approximately 11% of the Prime revenues by value.

Belsen Getty
------------

         Belsen Getty regards its client base as quite broad and diversified and does not believe it is unduly dependent or at risk in the reliance upon any major client or client group.

Number of Persons Employed By Prime
-----------------------------------

         Prime currently has no full-time employees. Mr. Limpert acts as an advisor and Mr. Terry Deru as a part-time manager. The principal officers have made a projected allocation of their time to be devoted to Prime and the subsidiaries. It is intended that Mr. Terry Deru will primarily discharge the day-to-day affairs, and Mr. Andrew Limpert handle coordinating reporting requirements required by Prime, such as maintaining current on filings required under the Securities and Exchange Act of 1934, tax and other governmental filings, and other management responsibilities related to the operation of its two subsidiary companies.

         Belsen Getty currently has six full-time employees and one part-time employee. Approximately four of these employees are engaged in general office management and supervisory roles while the remainder of the employees are primarily engaged in marketing, implementation and servicing of the various financial and business planning services and administration provided for individuals, corporations, and 401(k) and other pension plans by the company. Mr. Terry Deru acts as the General Manager for this limited liability company and also is the principal officer in charge of the supervision and operation of the investment advisory services provided by Belsen Getty. It is anticipated both Mr. Limpert and Mr. Terry Deru will devote the majority of their time and efforts to the Belsen Getty operations.

         Fringe Benefit currently has seven full-time employees and one part-time employee and twenty sub-agents who act as independent insurance contractors and agents. Of these individuals, approximately four are primarily devoted to day-to-day management of the operations of Fringe Benefit and the balance of the employees are primarily engaged in providing the actual placement, supervision and administration of insurance policies and claims. Mr. Scott Deru acts as the General Manager for the limited liability company and is primarily in charge of the approval and issuance of policies, coordination with Belsen Getty and other general administrative services. Mr. Scott Deru acts as an assistant in these principal executive areas as an Assistant Manager. In the event of the successful completion of this offering, either as a minimum or maximum offering, Fringe Benefit would intend to expand the administrative staff by approximately one person and would intend to acquire an undetermined number of additional insurance sales agents. Mr. Scott Deru will be the principal officer in charge of Fringe Benefit and will devote almost all of his time to its operations.

         All salaries and other expenditures in both Belsen Getty and Fringe Benefit entities are accrued and paid by Prime.

Government Regulation of Business and Approval of Products
----------------------------------------------------------

         The insurance products sold by Fringe Benefit are primarily subject to government regulation on a state level and to a lesser extent by federal regulation. In particular, Fringe Benefit must be licensed within the state of Utah as a licensed insurance company and its agents must be licensed as insurance sales persons. This licensure requires annual filings and reports to the state of Utah by Fringe Benefit. There are additional federal regulations on the sale and placement of insurance policies, but which are not believed to have direct application on the day-to-day business of Fringe Benefit in the sale of insurance policies and other related insurance products. The agents for Fringe Benefit are also required to participate in continuing professional education and to pay an annual license fee to continue to be licensed as registered insurance sales agents within the state of Utah. Fringe Benefit has been able to sell insurance products in surrounding jurisdictions by provisions allowing the sale of insurance products by agents licensed in the state of Utah in adjacent jurisdictions who can license in surrounding states by reciprocity.

         As part of the services provided by Belsen Getty, Mr. Terry Deru, is a Certified Financial Planner and a Registered Financial Consultant. These designations are not licensed, but there are continuing professional educational requirements. Mr. Andrew Limpert is a registered investment advisor within the state of Utah and is required to pay an annual fee and file reports related to this profession. Mr. Limpert is also a Registered Financial Consultant.

         Other than the foregoing, particular licensing and registration requirements, Prime Resource, Inc. will be required to continue to file an annual corporate filing with the state of Utah to remain in good standing and may be required to make separate applications in various jurisdictions where it may do business in the future to be qualified as a foreign corporation. In the event of the successful completion of this registration statement, Prime Resource will also be required to file periodic reports with the Securities and Exchange Commission as to its accounting and business activities which are more particularly described below.

         It is not generally believed that the foregoing regulations will have a substantial adverse affect upon the viability or potential financial success of the company.

Shared Employees
----------------

         Ms. Brenda Rogers acts as the Human Resource Director for both Belsen Getty and Fringe Benefit. She allocates her time approximately equally between the two entities. She is paid directly by Prime. Child Sullivan & Co., CPA's act as a Controller entity for both Belsen Getty and Fringe Benefit. They allocate approximately one-half of their services to each entity. They are paid directly by Prime.

Environmental Compliance
------------------------

         Prime and its operating subsidiaries are not deemed to be engaged in business endeavors which have significant environmental impacts or implications. To the extent necessary, Prime and its subsidiaries will comply with any necessary and required environmental regulations, but are not presently aware of any environmental regulations which have directly impacted their business or require direct regulatory compliance.

Special Characteristics and Risk Factors
----------------------------------------

         As briefly noted under the Risk Factors Section, Prime will continue in the event of the close of this offering to be substantially owned by its existing management group. As a result of this ownership, those purchasing shares in the offering should not have any reasonable expectation that they will be in a position to influence the election of directors, direction of the company or implement policy decisions through their share position and voting power.

         Further, the nature of financial planning and the collateral insurance services provided has historically been a direct contact business built substantially upon personal reputation and contacts. As a result, there will remain a risk that if the present management of the company does not continue their association with the company, that the company may not be able to continue to properly engage in its present business activities. Further, there remains a significant risk that even with the anticipated additional capital from this offering, this type of business may not be able to be expanded significantly through the infusion of capital due to the highly personal nature of the contacts required and the services to be provided.


Reports to Security Holders
---------------------------

         In the event of the successful completion of this offering, Prime believes that it will become a limited reporting company under the Securities and Exchange Act of 1934 (34' Act) and be required to register under the 34' Act as a 15(d) company. In this capacity, it will be required to file an annual report on Form 10-KSB discussing all of its management, business and accounting activities on an annual basis. The company currently functions on a calendar year basis. In addition to the annual report, Prime will also be required to file quarterly reports at the end of each quarter other than the final quarter of the year in which the annual report will be substituted for a quarterly report. These reports will be filed on form 10-QSB and discuss generally the unaudited accounting information for the company for the quarter and any material events or changes in business activities or management.

          Because Prime is not believed to be required to become a 12(g) full reporting company for the foreseeable future, it will not be under an obligation to mail annual reports to shareholders; however, the present intended policy of the company is to disseminate such annual report related to any shareholder meeting. It should also be noted the company is not believed to be subject to the filing of formal proxy materials with the SEC as a 15(d) company. In the future, the company, whether or not it meets the requirements to require filing as a 12(g) full reporting company, may elect to become a full reporting company to complete various registrations on NASD sponsored over-the-counter markets, but which filings are not presently anticipated.

           Any person may read and copy reports filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain further information by calling the public reference room at 1-800-SEC-0330. The company also intends to continue its electronic file and each of the public reports filed by the company would be further available online at www.sec.gov.edgar. These reports will also be available from the company by shareholder request at any time as filed.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
           -----------------------------------------------------------

Overview
--------

         Prime Resource, LLC, ("Prime") was dissolved in April 2002 and its assets transferred to Prime Resource, Inc. Prime LLC, historically, operated as a Utah limited Liability Company and was the owner of Belsen Getty, LLC, (Belsen Getty), and Fringe Benefit Analysts, LLC, (Fringe Benefit). Prime, Inc. now continues in this same capacity. Belsen Getty provided investment management, financial planning and pension and retirement planning for various individual and business clients. Fringe Benefit primarily acts as an insurance broker of health, life, dental and disability insurance coverages. Belsen Getty and Fringe Benefit concentrate their business activities within the state of Utah, although both have a limited number of clients throughout the Western United States. During the two year period ended December 31, 2001, Prime did not engage in any other direct business activities in addition to those conducted through its two wholly owned subsidiaries.

         On April 5, 2002 when Prime was substantially reorganized as a Utah corporation, each prior member exchanged membership interest in Prime for an agreed upon sharehold interest in the corporation. All of the attached and referenced annual accounting predates this reorganization. The subsidiary operating entities, Belsen Getty and Fringe Benefit, remain as wholly owned limited liability companies.

         Consistent with its historical and ongoing legal structure, Prime's operating segments have been and will continue to be aligned based on the nature of the products and services offered through the operating subsidiaries. These segments include:

         *     Asset Management - Belsen Getty
         *     Insurance Products - Fringe Benefit
         * Other - Certain headquarters functions and income on company-wide savings and investments are included in "other".

Results of Operations
---------------------

Year ended December 31, 2001 compared to the year ended December 31, 2000
-------------------------------------------------------------------------


Revenues
--------

Prime's revenues, by reportable segment were as follows:


                                                       Year Ended December 31st:
                                                       ------------------------

                     Segment                                2001             2000
                     -------                                ----             ----


  Insurance Products(Commissions)                        $1,557,246       $ 1,498,016

  Asset Management (Advisory Fees)                      $   449,031       $   707,537

  Interest and Dividends                                $    15,204       $     7,716
                                                        -----------       -----------


                                                       $  2,021,481       $ 2,213,269
  -----------------------------------------------------------------------------------

         Asset management revenues in 2001 decreased $258,500, or 36.5 percent, compared to the prior year. The Company's revenues in the Asset Management segment are earned based on an agreed-upon percentage of the fair market value of investments under management and are calculated on a monthly basis. The average fee percentage on assets under management remained relatively consistent between the two years. Total financial advisory fees dropped in 2001 due to a substantial decrease in the average fair value of assets under management in the year 2001 versus 2000, caused by a general downturn in the value of marketable securities throughout the stock market. In addition, a former member of Prime's and manager in Belsen Getty was terminated near the end of December of 2000. Certain Belsen Getty clients serviced by the former manager followed him to his new firm resulting in a decrease of fee revenues in 2001 of approximately $150,000.

         Insurance product sales increased $59,200 or 4.0 percent due primarily to insurance premium increases and the resultant commission increase.

         Interest and dividends on a Company-wide basis was higher in 2001 due to larger amounts invested in marketable securities and cash equivalents in 2001, as compared to 2000.

Operating Expenses
------------------

Prime's operating expenses by reportable segment are as follows:


                                                            Year ended December 31st
                    Segment                                2001                2000
                    -------                                ----                ----
Insurance Products (Commissions)                         $1,186.614       $1,092,935

Asset Management (Advisory Fees)                            816,310          836,449

Other                                                        55,202           28,385
                                                         ----------       ----------

Total                                                    $2,058,126       $1,957,769
                                                         ----------       ----------

         Insurance product operating expenses for the year 2001 increased $93,679 or 8.6 percent, compared to the prior year due to increases in commissions paid and compensation and benefits totaling approximately $57,900 and $25,000, respectively. Commission expense increased in 2001 compared to the prior year due to premium inflation and the resultant commission increases, as well as the addition of new clients by outside agents.

         Asset management operating expenses for the year 2001 decreased by $20,139 or 2.4 percent, from the prior year due to decreases in wages and travel totaling approximately $132,000 in connection with the termination of a former officer of Prime, partially offset by a one-time $100,000 compensation settlement payment to the same officer accrued in the last quarter of 2001.

         The other segment is comprised of certain headquarters functions, not directly related to the operations of Belsen Getty or Fringe Benefit. It also includes income on company-wide savings and investments. Other costs increased by $26,817 or 94.5 percent due to legal and accounting costs of approximately $21,000 incurred in 2001 as a result of Prime's registration with the SEC.

Net Income Loss
---------------

         As a result of the foregoing factors Prime realized a net loss of $36,645 in 2001 as contrasted to net income of $255,000 in 2000.

Nine-month period ended September 30, 2002 compared to the nine-month period ended September 30, 2001
--------------------------------------------------------------------------------

Revenues
--------

         Prime's revenues by reportable segment were as follows:

                                                                                             Percentage
                                                 Nine-months ended Sept. 30th                  Change
                                                 ----------------------------                  ------

                     Segment                                 2002              2001
                     -------                                 ----              ----

Insurance Products (Commissions)                          $1,313,407        $1,148,591        +14.3%

Asset Management (Advisory Fees)                             397,397           417,399        -4.8%

Other                                                          8,315            10,220        -18.6%
                                                          ----------        ----------
                                                          $1,719,119        $1,576,210

Insurance product sales for the nine-months ended September 30, 2002 increased from the prior comparable period due to higher volumes in 2002.

Asset management revenues for the nine-months ended June 30, 2002 decreased marginally from the comparable prior nine-month period due to a one-time commission earned in the first quarter of 2001 in connection with transferring management of a large pension account to an outside financial institution. Asset management fees were also negatively effected by a general decrease in the value of the stock market.

Operating Expenses

Prime's operating expenses by reportable segment are as follows:


                                                       Nine-months ended Sept. 30th

                    Segment                              2002                 2001
                    -------                              ----                 ----
Insurance Products (Commissions)                      $  969,466        $  848,288

Asset Management (Advisory Fees)                         726,643           534,079

              Other                                      128,194            75,521
                                                      ----------        ----------

              Total                                   $1,824,303        $1,457,888
                                                      ----------        ----------

         Insurance products operating expenses for the nine months ended September 30, 2002 increased by $121,178 or 14.3 percent, as compared to the prior nine month period, due to increases in commissions paid and other management compensation of approximately $35,000 and $105,000, respectively, offset by a slight decrease in general and administrative expenses. Commissions increased commensurate with increases in sales volumes. Compensation increased as a result of a general rise in management salaries and the addition of a new office manager and full-time receptionist.

         Asset management expenses for the nine months ended September 30, 2002 increased by $192,564 or 36 percent, from the prior comparable period, due to a $120,000 increase in compensation and a $66,000 increase in general administrative expenses. Compensation increased due to the issuance of a 26 percent ownership interest in Prime (valued at $113,000) to an employee for advisory and organizational services rendered in connection with Prime's reorganization and registration with the SEC, and an increase in the base salary of such employee.

         Costs of the other segment increased by $52,673 or 69.7 percent for the first three quarters of 2002 versus 2001, due to higher legal and accounting fees incurred in connection with Prime's reorganization and registration with the SEC.

                               Income Tax Expense
                               ------------------

               Although Prime realized a loss of $105,184 for the nine-months ended September 30, 2002, Prime recognized income tax expense for the period resulting from pretax income for the six-months ended September 30, 2002, in connection with its conversion from a limited liability company to a taxable corporation effective April 4, 2002.

                                   Net Income
                                   ----------

         The nine-month period ended September 30, 2002 resulted in a net loss of ($119,405) compared to net income of 118,322 for comparable prior period. The loss in 2002 was primarily due to increased management salaries and other compensation and administrative costs related to the reorganization as described above. Further, the nine-month period ended September 30, 2001 was positively impacted by one-time fees generated from transfers of customer pension accounts to other outside financial institutions.

         Three-month period ended September 30, 2002 compared to the three-month period ended September 30, 2001

                                    Revenues
                                    --------

         Prime's revenues by reportable segment were as follows:



                                                                                             Percentage
                                                          Three-months ended Sept. 30th        Change
                                                          -----------------------------        ------
                      Segment                              2002                  2001
                      -------                              ----                  ----
Insurance Products (Commissions)                         $449,182             $334,100        34.9%

Asset Management (Advisory Fees)                          147,430              115,559        27.6%

Other                                                         918                3,023       -69.6%
                                                         --------             --------

                                                         $597,530             $452,682

         Insurance product sales for the three-months ended September 30, 2002 increased from the prior comparable period due to higher volumes in 2002.

         Asset management fees for the three-months ended September 30, 2002 increased from the prior comparable period due to increased brokerage fees resulting from placing new and existing customer accounts with an outside financial institution, offset in part by lower ongoing fees in connection with a general reduction in the value of the stock market.



                               Operating Expenses
                               ------------------

                                                       Three months ended Sept. 30th
                     Segment                              2002                 2001
                     -------                              ----                 ----

Insurance Products (Commissions)                        $366,502              $321,622

Asset Management (Advisory Fees)                         198,471              190,173

Other                                                     50,047               25,024
                                                        --------             --------

Total                                                   $615,020             $536,819
                                                        --------             --------

         Insurance products operating expenses for the third quarter of 2002 increased by $44,880 or 14.0 percent, from the prior comparable quarter, primarily due to increases in commissions paid in the amount of $34,000.

         Asset management expenses for the third quarter of 2002 increased by $8,298 or 4.4 percent due to increases in compensation and benefits of approximately $33,000 stemming from the increase in the base salary of a key employee and recent new shareholder of Prime, offset by a general decrease in other administrative expenses.

         Expenses of the other category increased in 2002 versus the prior comparable quarter due to an increase in legal and accounting costs associated with Prime's efforts to reorganize the company and its registration with the SEC.

Income Tax Expense
------------------

         Prime recognized an income tax benefit for the third quarter of 2002, due to the pre-tax loss of $17,490 recognized during the quarter.

Net Income
----------

         In the quarter ended September 30, 2002 Prime realized a net loss of $11,910 compared to a net loss of $84,137 for the same quarter in 2001. The 2002 net loss was lower due to increased revenues from both insurance product sales and asset management fees, as partially off-set by compensation and benefits expenses along with the first-time recognition of income tax expense.

Liquidity and Capital Resources
-------------------------------

         Historically, Prime's primary source of capital has been cash provided from operating activities. Net cash provided from operating activities totaled $146,653 and $238,977 for the years ended December 31, 2001 and 2000, respectively. Although Prime recognized a net loss in 2001, the net loss included noncash depreciation charges of $42,744 and other noncash charges totaling $4,100. Cash flows from operations in 2001 were further enhanced by changes in other operating assets and liabilities, including receivables collected related to prior year revenues of approximately $47,000, and net expenditures of $97,300 accrued in 2001, yet paid in a subsequent period. Cash flows from operations in 2001 were also adjusted downward for noncash interest income on notes receivable from related parties totaling $8,113.

         Cash flows from operations for the year ended December 31, 2000 started with net income of $255,500 but was increased by noncash depreciation of $39,536, and decreased by $88,300, primarily due to paying liabilities in fiscal 2000 for expenditures incurred in 1999.

         Cash used in investing activities totaled $205,656 and $63,168 for the years ended December 31, 2001 and 2000, respectively. The increase in 2001, compared to 2000, related to loans to members totaling $140,000, and investments in marketable securities totaling $51,141. Cash was used in both 2001 ($18,865) and 2000 ($46,741) for the purchase of equipment and vehicles.

         Cash used in financing activities totaled $134,215 and $199,332 in fiscal years 2001 and 2000, respectively. Cash used in financing activities was comprised primarily of member distributions, but also included $17,600 in payments on a note payable to a member during fiscal year 2000.

Nine-month period ended September 30, 2002 compared to the nine-month period ended September 30, 2001
--------------------------------------------------------------------------------
         Prime used ($25,290) and generated $184,280 in cash from operations during the nine-month periods ended September 30, 2002 and 2001, respectively. Prime realized net income of $188,322 for the first nine months of 2001 versus a net loss of ($119,405) in the first nine months of 2002. Furthermore, cash used in operations during the first nine-months of 2002 was negatively impacted by the settlement of wages paid to a former member in the amount of $100,000.

         Investing activities for the first nine months of 2002 generated $138,164 in cash. However, investing activities for the first nine months of 2001 used ($187,596) in cash. Sources of cash in 2002 included repayments on receivables from members totaling $146,647 and proceeds from the sale of marketable securities in the amount of $51,140. In addition, during 2001, Prime advanced $140,000 to members. This use of cash in 2001 was partially offset by a $20,000 repayment on a loan from a related party.

         Prime generated $3,647 in cash in financing activities during the first nine months of 2002, resulting from a one-time $100,000 buy out of a former member, partially offset by repayments of loans to members totaling $53,647 and bank borrowings totaling $50,000.

         Prime used $101,216 in cash in financing activities in the first nine months of 2001 resulting from member distributions.

Balance Sheet Data
------------------

         The following summarizes Prime's assets, liabilities, and members' equity as of September 30, 2002, December 31, 2001 and December 31, 2000:


--------------------------------------------- -------------------- ----------------------------- ----------------------
                                                 Sept. 30, 2002
                   Assets                         (Unaudited)           December 31, 2001          December 31, 2000
--------------------------------------------- -------------------- ----------------------------- ----------------------
Current assets                                      $309,926              $185,277                      $391,891
--------------------------------------------- -------------------- ----------------------------- ----------------------
Property and equipment, net                          151,178               131,283                       167,216
--------------------------------------------- -------------------- ----------------------------- ----------------------
Other                                                130,715               263,568                       101,508
--------------------------------------------- -------------------- ----------------------------- ----------------------
Total assets
                                                     591,819               580,128                       660,615
--------------------------------------------- -------------------- ----------------------------- ----------------------

       Liabilities and Members Equity            Sept. 30, 2002
                                                  (Unaudited)           December 31, 2001          December 31, 2000
--------------------------------------------- -------------------- ----------------------------- ----------------------
            Current liabilities                      239,555               345,226                       147,512
--------------------------------------------- -------------------- ----------------------------- ----------------------
             Other liabilities                       138,331                15,579                        14,905
--------------------------------------------- -------------------- ----------------------------- ----------------------
       Members'& stockholders' equity                213,933               219,323                       498,199
--------------------------------------------- -------------------- ----------------------------- ----------------------
Total liabilities, members' & shareholders'
                   equity                           $591,819              $580,128                      $660,615
--------------------------------------------- -------------------- ----------------------------- ----------------------

         Current assets as of December 31, 2001 decreased by $206,700 or 52.7 percent from the balance at December 31, 2000. The decrease was primarily due to a reduction in cash of $193,200 to pay for operations, settlement of a wage claim with a prior employee and advances to members of $140,000; a decrease in accounts receivable of $47,300 due to a change in the Company's billing process for investment advisory services, whereby such services were billed in arrears during 2000, versus in advance as in 2001; partially offset by an increase in marketable securities in 2001 totaling $50,100.

         Current assets increased between September 30, 2002 and December 31, 2001 by $124,649 or 67.3 percent. The increase in current assets was primarily due to an increase in cash of $116,521 resulting from collections on receivables from members.

         Net  property  and  equipment   decreased   primarily  due  to  routine
depreciation and disposals, offset by purchases of equipment.

         Other assets increased between December 31, 2001 and 2000 by $162,100 or 160 percent due to advances to members in 2001. The decrease between September 30, 2002 and December 31, 2001 resulted from repayments of such advances during the first quarter of 2002.

         Current liabilities increased between December 31, 2001 and 2000 by $197,714 or 134 percent due to obligations stemming from a settlement with a former member in connection with Prime's buy-out of the former member's share of the Company. Such liabilities subsequently decreased between September 30, 2002 and December 31, 2001 as Prime paid the obligations during the first quarter of 2002.

                                  The Offering
                                  ------------

         Prime does not believe it would need to complete this public offering to continue to meet its liquidity needs, based on the historical level of operations of Prime. However, management does not believe there is sufficient net revenues to fund meaningful growth in Prime. If successful with the offering of stock in connection with this registration statement, Prime intends to use the proceeds of the offering for the expansion of its business facilities and short-term marketing efforts as generally outlined in this offering. See Use of Proceeds.

         It is possible that the anticipated proceeds of this offering will not be sufficient to support any significant increase in revenues or income to Prime, in which event, future valuation of shares purchased by investors in this offering may not be enhanced. Each prospective investor should consider the possibility that revenues may not be significantly increased by the capital from this offering. See discussion of Risk Factors and Use of Proceeds.

  Market Risks and Management Policies
 ------------------------------------

         Management is not aware of any particular market risk factors related to the Company's products and services, such as any specific environmental risks or other governmental regulation. Further, at the present time, Prime does not have any foreign market or currency exposure. Fringe Benefit is subject to continuing regulations as an insurance agency where it operates and certain principals of Belsen Getty are subject to regulation as investment advisors and licensed financial planners.

         Prime has historically had a policy of lending funds to owners and employees which may have a future adverse impact on capital or liquidity to the extent it may lower funds available for working capital, or a loss of capital in the event of default. To date no related party loan has defaulted and the company has earned what it believes to be reasonable market interest on all such loans. Loans to management will now be prohibited under the Sarbanes-Oxley Act in public companies. See "Related Party Transactions".

New Accounting Pronouncements
-----------------------------

         In June, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and Statement No. 142 (FAS
142), Goodwill and Other Intangible Assets.

         FAS 141, effective June 30, 2001, required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting; the use of the pooling-of-interests method of accounting is eliminated. FAS 141 also establishes how the purchase method is applied for business combinations completed after June 30, 2001. This guidance is similar to previous generally accepted accounting principles (GAAP); however, FAS 141 establishes additional disclosure requirements for transactions occurring after the effective date.

         FAS 142 eliminates amortization of goodwill associated with business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, goodwill associated with business combinations completed prior to July 1, 2001 continued to be amortized through the income statement. Effective January 1, 2002, goodwill amortization expense ceased and goodwill will be assessed for impairment at least annually at the reporting unit level by applying a fair-value-based test. FAS 142 also provides additional guidance on acquired intangibles that should be separately recognized and amortized, which could result in the recognition of additional intangible assets, as compared with previous GAAP.

         Prime has no business combinations prior to the issuance of FAS 141 or FAS 142, which resulted in the recognition of goodwill, accordingly, neither of these statements will have an effect on the current financial statements of the Company.

         There are other new accounting standards (such as FAS 143 on Accounting For Asset Retirement Obligations; and FAS 144 on Account for Impairment or Disposal of Long Lived Assets) which do not have present applications, but may be important to the Company's future operations and accounting.


                             DESCRIPTION OF PROPERTY
                             -----------------------

         Prime and its operating subsidiaries previously leased commercial space for their operations at 22 East First South, 4th Floor, Salt Lake City, Utah from Brownstone Associates LLC to August, 2002. Scott Deru and Terry Deru were prior owners in Brownstone Associates through December 31, 2001 along with Mr. William Campbell, who was a prior owner in Prime LLC. This lease was terminated by mutual agreement in August, 2002 as part of the buy-out of Mr. Campbell's interest in Belsen Getty without any penalty or continuing obligation by Prime or any affiliated party. Prime simply paid rent through the month of termination. Prime now considers its current lease, described below, to be with a fully unrelated party. Mr. Campbell continues as the principal owner of Brownstone, but has no ownership or affiliation with Prime.

          Prime, or its subsidiaries, leased approximately 2,800 square feet in the Brownstone until August, 2002. The prior gross monthly lease payment was $3,976 per month. The lease was terminated by notice without penalty, effective August 16, 2002.

         Commencing August 16, 2002 Prime and its subsidiaries leased space in the Brickyard Tower in Salt Lake City, Utah. The exact address is 1245 East Brickyard Road, Suite 590, Salt Lake City, Utah 84106. This is a five year lease with a base rental amount of $4,588.58 per month. The company will occupy approximately 3,239 square feet.

         Belsen Getty's current office space in the Brickyard Tower consists of two conference rooms, a reception area, four individual offices, a large area with six cubicles, a workroom, file room and kitchen area.

         Total current monthly direct costs of operating the present physical facilities, which includes rent, utilities and other overhead expenses, is approximately $4,588.58 per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

         o To date none of the management has had any independent determination of the reasonableness or amounts of compensation or benefits, such as shares issued to management or salaries, and it is not likely there will be any independent review of such matters in the future as the management, the Board and the principal owners are substantially the same persons.

         o The Company has historically made and received loans and advances from owners and employees without independent Board review. As of the end of calendar year 2002, there was approximately $74,074.12 principal and interest owed to Prime by Andrew Limpert under a demand note at 4.86% APR. The principal balance was $69,658.28 with accrued interest of $4,415.84. Mr. Scott Deru and Mr. Terry Deru have, as of December 31, 2002, outstanding loans owing to Prime of $70,000 each due March 30, 2004 with interest at 4.86%; but these loans are off-set by two loans made to Prime by the Derus each for $100,000 due March 4, 2005 at 5% APR, totaling $200,000. The net effect, as reflected in the accounting records, is an outstanding loan balance of principal and interest of $27,851.06 each owed to Scott Deru and Terry Deru by Prime as of December 31, 2002. Under the provisions of the recent Sarbanes-Oxley Act, Prime has discontinued, as a prospective public company, any further loans to officers, directors or employees. It is anticipated, though not warranted, that these note obligations will all be substantially or fully discharged in 2003.

         o The prior lease arrangement which terminated August, 2002 was entered by Prime with a previously affiliated party, Mr. William Campbell, as well as Mr. Terry Deru and Mr. Scott Deru and could not thereby be considered arms length. The terms of this lease are discussed commencing at page 50 of this Prospectus under Description of Property. There remains no obligation under such lease.

         o Each of the principal officers of Prime have received shares and interest in Prime based primarily upon the contribution of their prior intangible business interest in Prime LLC and other intangible assets which are not capable of exact evaluation. As a result, each of the present principal owners of Prime may be deemed to hold shares and interest in the company which were not determined through any arm's length transaction or independent determination of value.

         o Messrs. Terry Deru, Scott Deru and Andrew Limpert would be considered founders and promoters of the current Prime Resource, Inc. As such, Scott Deru contributed his interest in the prior Prime LLC for his approximate 36% stock interest in Prime; Terry Deru has contributed his interest in Prime LLC for an approximate 36% stock interest; and Mr. Limpert has contributed his interest in Prime LLC for an approximate 27% stock interest in Prime. None of these transfers by the promoters can be considered independent or arms-length transactions.

         o The company is not aware of any further transactions which would require disclosure under this section by the company and any affiliated party.



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

Market Information
------------------

          Our common stock is not traded on any exchange. We plan to seek a listing on the Electronic Bulletin Board, OTCBB, or the successor BBX listing, once our registration statement has become effective. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

Current Shareholders
--------------------

          As of this offering date there are four holders of record of our common stock as described in the management section. No additional shareholders are anticipated in the foreseeable future, unless this offering is sold.

Dividends
---------

          We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

                             EXECUTIVE COMPENSATION

HOURLY COMPENSATION, LONG TERM COMPENSATION

------------------------------ -------- ------------ --------- ---------------- ----------- ------------ -------- -----------------
Name and Principal Position    Year     Salary(1)    Bonus(2)  Other Annual     Restricted  Securities   LTIP     Other(3)
                                                               Compensation      Stock      Underlying   Payouts  (Loans)
                                                                                Awards(s)   Options
------------------------------ -------- ------------ --------- ---------------- ----------- ------------ -------- -----------------
                               2002     $240,000     __        __               __          __           __       $27,851-owed
Mr. Terry Deru,                2001     $262,000     __        $65,000          __          __           __       __
President                      2000     $208,341     __        __               __          __           __       __
                               1999     $122,236     __        __               __          __           __       __
------------------------------ -------- ------------ --------- ---------------- ----------- ------------ -------- -----------------

                               2002     $240,000     __        __               __          __           __       $27,851-owed
Mr. Scott Deru,,   Secretary   2001     $240,000     __        $65,000          __          __           __       __
                               2000     $212,000     __        __               __          __           __       __
                               1999     $165,242     __        __               __          __           __       __
------------------------------ -------- ------------ --------- ---------------- ----------- ------------ -------- -----------------


Mr. Andrew Limpert,            2002     $165,000     __        __               __          __           __       $69,658-payable
Treasurer                      2001     $118,000     __        __               __          __           __       __
                               2000     $60,479      __        __               __          __           __       __
                               1999     $65,613      __        __               __          __           __       __
------------------------------ -------- ------------ --------- ---------------- ----------- ------------ -------- -----------------

         To date, directors have not been paid any compensation for attendance at Board of Directors meetings. It is anticipated that as soon as revenues would justify such expenditure, Directors will be paid a per diem payment of $500 for attending each Board of Directors meetings.

         (1) Historically, the principals of Prime Resource LLC have taken draws equal to a salary compensation of $240,000 per year in the case of Mr. Scott Deru, and $240,000 for Mr. Terry Deru. Mr. Terry Deru received a salary of $262,000 in 2001, and received $240,000 in 2002. He will also receive this salary in 2003. Mr. Limpert was paid compensation of $118,000 in 2001, $165,000 in 2002 and will be paid $210,000 in 2003. The officers have decided under the new corporate structure of Prime Resource to fix their salaries at these levels as evidenced by an employment contract, earlier discussed under "Remuneration of Officers and Directors". The most essential term of such contract is that the company may terminate the employment agreement, without cause, at anytime upon notice. If Prime is successful in completing this offering, the company may consider executive stock options or other incentive plans.

         (2) In addition to the foregoing salaries, Mr. Scott Deru and Mr. Terry Deru received a cash bonus distribution of $65,000 each in 2001.

         (3) In 2001 Mr. Terry Deru and Mr. Scott Deru each borrowed $70,000 from Prime due March 30, 2004 at 4.86% APR. These amounts remain outstanding, but are off-set by $100,000 notes each owed by Prime to Mr. Scott Deru and Mr. Terry Deru due March 4, 2005. The interest on these notes owing to the Derus is 5% APR. As of December 31, 2002, Prime owed M r. Terry Deru and Mr. Scott Deru $27,851 each. Mr. Limpert has also borrowed $69,658.28 from Prime in 2002 payable on demand at 4.86% APR. As of December 31, 2002, with principal and interest, Mr. Limpert owed Prime $74,074.12. It is anticipated, though not warranted, that these obligations will be fully or substantially paid in 2003.

The company presently does not have any stock option or other warrant or stock option plan, but would deem it may adopt such a plan subsequent and in the event of the successful completion of this offering.

                              FINANCIAL STATEMENTS
                              --------------------

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                              FINANCIAL STATEMENTS
                                      with
                      INDEPENDENT AUDITORS' REPORT THEREON

                     Years Ended December 31, 2001 and 2000

                                       and

                         COMPANY'S UNAUDITED FINANCIALS

                                       to

                               September 30, 2002

                     PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                                    CONTENTS



      Independent Auditors' Report                                                               59
      Financial Statements:
                Consolidated Balance Sheets                                                      60
                Consolidated Statements of Operations
                    Years Ended December 31, 2001 and 2000                                       61
                Consolidated Statements of Operations and Comprehensive Income (Loss)
                     Years Ended December 31, 2001 and 2000                                      62

                Consolidated Statements of Operations
                     Three-Months Ended September 30, 2002 and 2001 (Unaudited)                  63
                Consolidated Statements of Operations
                     Nine-Months Ended September 30, 2002 and 2001 (Unaudited)                   64
                Consolidated Statements of Cash Flows                                            65
                Consolidated Statements of Members' and Stockholders' Equity                     66
      Notes to Consolidated Financial Statements                                               67 - 77


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------





To The Board of Directors
Prime Resource, Inc. and subsidiaries (formerly Prime Resource, LLC and subsidiaries)

We have audited the accompanying consolidated balance sheets of Prime Resource, LLC and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and members' equity, consolidated operations and comprehensive income (loss), and consolidated cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prime Resource, LLC and subsidiaries as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Carver Hovey & Co.
----------------------
    Carver Hovey & Co.

Layton, Utah
March 29, 2002, except for Note 9,
   as to which the date is April 5, 2002



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                           CONSOLIDATED BALANCE SHEETS


                                                                                            September 30,
ASSETS                                                       December 31,     December 31,      2002
                                                                2001             2000        (unaudited)
                                                          ------------    ------------   ------------
Current Assets:
   Cash and cash equivalents                              $     32,102    $    225,321   $    148,623
   Accounts receivable                                          99,287         146,570        143,991
   Available-for-sale securities                                50,125            --             --
   Current portion of notes receivable, related parties          3,763          20,000          3,763
   Deferred income taxes                                          --              --           13,549
                                                          ------------    ------------   ------------
                                                               185,277         391,891        309,926

Property and equipment, net of accumulated depreciation
   of $133,578, $100,211 and $68,058 at September 30,
   2002, December 31, 2001 and 2000, respectively              131,283         167,216        151,178
Other assets                                                     8,516           8,516         13,104
Advances and notes receivable from related parties,

   excluding current portion                                   255,052          92,992        117,611
                                                          ------------    ------------   ------------

                                                          $    580,128    $    660,615   $    591,819
                                                          ------------    ------------   ------------


LIABILITIES, MEMBERS' AND STOCKHOLDERS' EQUITY
    Current Liabilities:
     Trade accounts payable                               $     16,659    $      5,706   $     87,074
     Accrued compensation, commissions and benefits            228,567         141,806        142,081
     Income taxes payable                                         --              --           10,400
     Member distribution payable                               100,000            --             --
                                                          ------------    ------------   ------------
                                                               345,226         147,512        239,555

  Notes payable                                                   --              --           50,000
  Notes payable to related parties                              15,579          14,905         70,961
  Deferred income taxes                                           --              --           17,370
                                                          ------------    ------------   ------------
                                                               360,805         162,416        377,886
                                                          ------------    ------------   ------------
MEMBERS' EQUITY
  Members' equity                                              220,338         498,199           --
  Accumulated other comprehensive loss                          (1,015)           --             --
                                                          ------------    ------------   ------------
                                                               219,323         498,199           --
                                                          ------------    ------------   ------------
  STOCKHOLDERS' EQUITY
Common stock - no par value; authorized
   50,000,000         shares;   issued and outstanding
   2,800,000 shares in 2002                                       --              --             --
Additional paid-in capital                                        --              --          197,763
Retained earnings                                                 --              --           16,170
                                                          ------------    ------------   ------------
                                                                  --              --          213,933
                                                          ------------    ------------   ------------

                                                          $    580,128    $    660,615   $    591,819
                                                          ============    ============   ============


                 See accompanying notes to financial statements



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years Ended December 31, 2001 and 2000


                                                                                          2001          2000
                                                                                       ---------      ---------
     REVENUES
   Commissions                                                                       $ 1,557,246    $ 1,498,016
   Investment advisory fees                                                              449,031        707,537
Interest and dividends                                                                    15,204          7,716
                                                                                     -----------    -----------
                                                                                       2,021,481      2,213,269

 EXPENSES
   Commissions                                                                           538,510        480,565
   Compensation and benefits                                                           1,130,418      1,079,865
   General and administrative                                                            230,205        256,405
   Occupancy and equipment                                                               115,575        100,122
   Interest                                                                                  674            662
   Depreciation                                                                           42,744         40,150

                                                                                       2,058,126      1,957,769
                                                                                     -----------    -----------
 NET INCOME (LOSS)                                                                   $   (36,645)   $   255,500
                                                                                     ===========    ===========


    PROFORMA  COMPENSATION  AND BENEFITS,  assuming the  reorganization  and new compensation  agreements described in Note 9 occurred on January 1, 2001 $
                                                                                       1,222,418    $     --

    PROFORMA   INCOME  TAX  BENEFIT,   assuming  the
      reorganization  described  in Note 9  occurred
      on January 1, 2001                                                                  51,458          --

    PROFORMA NET LOSS,  assuming the  reorganization
      described  in Note 9  occurred  on  January 1,
      2001                                                                               (77,187)
      -


    PROFORMA  BASIC  AND  DILUTED  LOSS  PER  SHARE,
      assuming  the   reorganization   described  in
      Note 9 occurred on January 1, 2001                                                   (.028)
      -

                 See accompanying notes to financial statements


                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                     Years Ended December 31, 2001 and 2000


                                                             2001            2000
                                                          -----------    -----------
     REVENUES
   Commissions                                            $ 1,557,246    $ 1,498,016
   Investment advisory fees                                   449,031        707,537
Interest and dividends                                         15,204          7,716
                                                            2,021,481      2,213,269


 EXPENSES
   Commissions                                                538,510        480,565
   Compensation and benefits                                1,130,418      1,079,865
   General and administrative                                 230,205        256,405
   Occupancy and equipment                                    115,575        100,122
   Interest                                                       674            662
   Depreciation                                                42,744         40,150
                                                          -----------    -----------
                                                            2,058,126      1,957,769
                                                          -----------    -----------
 NET INCOME (LOSS)                                            (36,645)       255,500


 OTHER COMPREHENSIVE INCOME -
   Net unrealized loss on securities available for sale         1,015           --
                                                          -----------    -----------

 TOTAL COMPREHENSIVE INCOME (LOSS)                        $   (37,660)   $   255,500
                                                          ===========    ===========

                 See accompanying notes to financial statements



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 Three-Months Ended September 30, 2002 and 2001
                                   (Unaudited)


                                                                        2002        2001
                                                                     ---------    ---------
 REVENUES
   Commissions                                                       $ 449,182    $ 334,100
   Investment advisory fees                                            147,430      115,559
Interest and dividends                                                     918        3,023
                                                                     ---------    ---------
                                                                       597,530      452,682

 EXPENSES
   Commissions                                                         168,491      138,385
   Compensation and benefits                                           320,414      287,610
   General and administrative                                           81,949       72,540
   Occupancy and equipment                                              33,534       27,502
   Interest                                                                 47          168
   Depreciation                                                         10,585       10,614
                                                                     ---------    ---------
                                                                       615,020      536,819

 Loss before income tax benefit                                        (17,490)     (84,137)

 Income tax benefit                                                      5,580         --
                                                                     ---------    ---------
 NET LOSS                                                            $ (11,910)   $ (84,137)
                                                                     =========    =========

    PROFORMA  COMPENSATION  & BENEFITS,  assuming the
      reorganization     and     new     compensation
      agreements  described  in  Note 9  occurred  on
      January 1, 2001
                                                                     $ 320,414    $     --

    PROFORMA   INCOME  TAX   BENEFIT,   assuming  the
      reorganization  described  in  Note 9  occurred
      on January 1, 2001                                                 5,580          --

    PROFORMA     NET     INCOME,     assuming     the
      reorganization  described  in  Note 9  occurred
      on January 1, 2001                                               (11,910)         --


    PROFORMA  BASIC AND  DILUTED  INCOME  PER  SHARE,
      assuming the  reorganization  described in Note
      9 occurred on January 1, 2001                                     (0.004)         --


                 See accompanying notes to financial statements



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Nine-Months Ended September 30, 2002 and 2001
                                   (Unaudited)


                                                                              2002           2001
                                                                           -----------    -----------
     REVENUES
   Commissions                                                             $ 1,313,407    $ 1,148,591
   Investment advisory fees                                                    397,397        417,399
Interest and dividends                                                           8,315         10,220
                                                                           -----------    -----------
                                                                             1,719,119      1,576,210

 EXPENSES
   Commissions                                                                 434,753        399,606
   Compensation and benefits                                                 1,008,483        766,891
   General and administrative                                                  259,778        167,560
   Occupancy and equipment                                                      85,739         91,502
   Interest                                                                      1,793            505
   Depreciation                                                                 33,757         31,824
                                                                           -----------    -----------
                                                                             1,824,303      1,457,888

 Income (loss) before income tax expense                                      (105,184)       118,322

 Income tax expense                                                             14,221           --
                                                                           -----------    -----------
 NET INCOME (LOSS)                                                         $  (119,405)   $   118,322
                                                                           ===========    ===========


    PROFORMA  COMPENSATION  & BENEFITS,  assuming the
      reorganization     and     new     compensation
      agreements  described  in  Note 9  occurred  on
      January 1, 2001
                                                                           $ 1,025,983    $      --


    PROFORMA   INCOME  TAX   EXPENSE,   assuming  the
      reorganization  described  in  Note 9  occurred
      on January 1, 2001                                                        16,606           --

    PROFORMA NET LOSS,  assuming  the  reorganization
      described  in Note 9  occurred  on  January  1,
      2001                                                                    (139,290)          --

    PROFORMA  BASIC AND  DILUTED  INCOME  PER  SHARE,
      assuming the  reorganization  described in Note
      9 occurred on January 1, 2001                                              (.050)          --



                 See accompanying notes to financial statements


*****
                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                            Nine-Months      Nine-Months

                                                                                               Ended            Ended

                                                              Year Ended    Year Ended      September 30,    September 30,

                                                              December 31,  December 31,        2002             2001

                                                                2001          2000          (unaudited)      (unaudited)

                                                              ---------    ---------         ---------        ---------
---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                         $ (36,645)   $ 255,500         $(119,405)        $118,322
    Adjustments to reconcile net income (loss) to
      net cash provided by operations:
       Depreciation                                              42,744       39,536            33,694           32,117
       Noncash compensation                                       2,409         --             115,805              --
       Loss on disposal of assets                                   980         --                 297              980
       Interest expense on borrowings from member                   674         --               1,735               505
       Interest income on loans to related parties               (8,113)        (759)           (6,217)           (2,347)
       Changes in operating assets and liabilities:
          Trade and other accounts receivable                    47,283       25,324           (44,704)           34,250
          Other assets                                             --           --              (4,588)             --
          Accounts payable                                       10,559      (22,788)           70,358             8,587
          Accrued liabilities and compensation                   86,762      (57,836)          (86,486)           (8,134)
          Income taxes payable                                     --           --              10,400              --
          Deferred income taxes                                    --           --               3,821              --
       Net cash provided by (used in) operating activities      146,653      238,977           (25,290)          184,280



CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of equipment                                      (18,865)     (46,741)          (54,123)          (18,706)
    Loans to related parties                                   (155,650)     (36,427)           (5,500)         (140,000)
    Principal payments from related party notes receivable         --           --             146,647              --
    Collections on loans to related parties                      20,000       20,000              --              20,000
    Proceeds from securities available for sale                    --           --              51,140              --
    Investment in securities available for sale                 (51,141)        --                --             (48,890)
       Net cash provided by (used in) investing activities     (205,656)     (63,168)          138,164          (187,596)



CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on note payable to a member                           --        (17,567)             --                --
    Bank borrowings                                                --           --             50,000               --
    Notes payable to members                                       --           --             53,647               --
    Member buy-out                                                 --           --           (100,000)              --
    Distributions to members                                   (134,215)    (181,765)             --            (101,216)
       Net cash used in financing activities                   (134,215)    (199,332)            3,647          (101,216)

NET INCREASE (DECREASE) IN CASH                                (193,219)     (23,523)          116,521          (104,532)

CASH AT BEGINNING OF PERIOD                                     225,321      248,844            32,102           225,321

CASH AT END OF PERIOD                                         $  32,102    $ 225,321         $ 148,623         $ 120,789
                                                              =========    =========         =========         =========

SUPPLEMENTAL DISCLOSURE OF
     CASH FLOW INFORMATION
    Cash paid for interest                                    $    --      $   1,337         $    --           $    --

SUPPLEMENTAL DISCLOSURE OF NONCASH
     INVESTING AND FINANCING ACTIVITY
    Accrual of distribution payable to a former member        $ 100,000    $    --           $    --           $    --
    Distribution of a portion of a note receivable from a
      related entity to members                                   7,000         --                --                --


    Unrealized (gain) loss on securities available for sale       1,015         --                --                (937)


                 See accompanying notes to financial statements



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
          CONSOLIDATED STATEMENTS OF MEMBERS' AND STOCKHOLDERS' EQUITY
                      January 1, 2000 to September 30, 2002

                                                                                                Additional
                                                       Members'           Common Stock           Paid in      Retained
                                                       Equity         Shares        Amount       Capital      Earnings
                                                    -----------    -----------   -----------   -----------    ---------

Balance at January 1, 2000                          $   424,465         --     $    --         $     --       $     --

Net income                                              255,500         --          --               --             --

Member distribution                                    (181,766)        --          --               --             --
                                                    -----------    -----------   -----------   -----------    ---------
Balance at December 31, 2000                            498,199         --          --               --             --


Net loss                                                (36,645)        --          --               --             --


Member distribution                                    (241,216)        --          --               --             --
                                                    -----------    -----------   -----------   -----------    ---------
Balance at December 31, 2001                            220,338         --          --               --             --

Net loss through date of
    incorporation  (April 4, 2002)
    (unaudited)                                        (135,575)        --          --               --             --

Member contribution (unaudited)                         113,000         --          --               --             --

April 4, 2002   reorganization
    from a limited   liability
    company  to a   corporation
    (unaudited)                                        (197,763)   2,800,000        --             197,763          --

Net  income  from  April 4, 2002
    through  September 30, 2002
    (unaudited)
                                                           --           --          --               --          16,170
                                                    -----------    -----------   -----------   -----------    ---------
                                                   $      --      2,800,000    $    --         $   197,763    $  16,170
                                                    ===========   ============   ===========   ===========    =========

                 See accompanying notes to financial statements

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Organization and Business Activity

Prime Resource, LLC, (The Company) is a Limited Liability Company and 100 percent owner of Belsen Getty, LLC, (Belson Getty), and Fringe Benefits Analysts, LLC, (FBA), with offices in Salt Lake City and Layton, Utah, respectively. Belsen Getty is a fee-only financial management firm, providing investment advice to high-wealth individuals and employee groups in connection with company retirement plans. FBA sells group and employee benefit products, primarily health insurance, to employers and individuals throughout Utah.

Reorganization

Effective December 31, 2001, the Company entered into a settlement agreement involving the transfer of the membership interest from a former member to current and remaining members of the Company. The agreement required the Company to acquire the former owner's membership share in the Company in exchange for $100,000. The agreement further required the Company to pay compensation to the former member in 2001, also in the amount of $100,000. Such compensation expense is reflected in salaries and wages in the accompanying statement of operations for the year ended December 31, 2001. A total obligation of $200,000 for amounts payable to the former member in connection with the reorganization is reflected in the accompanying consolidated balance sheet as of December 31, 2001. The acquisition of the former member's share had no other effect on the recorded assets and liabilities of the Company.
Basis of Financial Presentation

The accompanying consolidated financial statements include the accounts of Prime Resource, LLC, and its wholly owned subsidiaries, Belsen Getty, LLC and Fringe Benefits Analysts, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with Generally Accepted Accounting Principles of the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures as of the date of the balance sheet and revenues and expenses for the period. Actual results could significantly differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of checking and money market accounts. For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Available for Sale Securities

Available for sale securities are recorded at fair value. Unrealized holding gains or losses on available for sale securities are reported as a separate component of member's equity until realized. A decline in the market value of the securities below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Reinvested dividends increase the basis of the related investments.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of depreciable assets as follows:

                                                          Years
                                                          -----
                  Automobiles                               5
                  Furniture & equipment                     7
                  Computer software & equipment            3-5

Income taxes

The Company is taxed similar to a partnership. Accordingly, the accompanying consolidated statements of operations do not reflect provisions for income taxes, inasmuch as such income tax liability is the responsibility of the individual members.

Revenue Recognition

The Company generates revenues from two primary sources, commissions on the sale of insurance and fees on the provision of investment advice.

Fees from the provision of investment advice are billed and earned based on an agreed upon percentage of the fair value of investment portfolios under management. Such fees are typically one percent per year, and are calculated and billed on a monthly basis at one twelfth of one percent of the fair value of investments under management as of the beginning of each calendar month, and are recognized as revenue in the month billed.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

New Accounting Pronouncements

Revenues, in the form of commissions, are earned on brokered sales of group and individual health insurance products under agency marketing agreements with applicable health insurance providers. Commissions are generally collected on a monthly basis and are recognized as revenue in the month for which the related insurance premiums apply. Commissions earned by the Company are split, at management's discretion, between the Company and its licensed agents, on a case-by-case basis. The Company recognizes the full amount of commissions received under its agency agreements as commission revenue and the portion paid to its licensed agents as commission expense.

In June, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and Statement No. 142 (FAS 142), Goodwill and Other Intangible Assets.

FAS 141, effective June 30, 2001, required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting; the use of the pooling-of-interest method of accounting is eliminated. FAS 141 also establishes how the purchase method is applied for business combinations completed after June 30, 2001. This guidance is similar to previous generally accepted accounting principles (GAAP); however, FAS 141 establishes additional disclosure requirements for transactions occurring after the effective date.

FAS 142 eliminates amortization of goodwill associated with business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, goodwill associated with business combinations completed prior to July 1, 2001 continued to be amortized through the income statement. Effective January 1, 2002, goodwill amortization expense ceased and goodwill will be assessed for impairment at least annually at the reporting unit level by applying a fair-value-based test. FAS 142 also provides additional guidance on acquired intangibles that should be separately recognized and amortized, which could result in the recognition of additional intangible assets, as compared with previous GAAP.

Prime has no business combinations prior to the issuance of FAS 141 or FAS 142, which resulted in the recognition of goodwill. Accordingly, neither of these statements will have an effect on the current financial statements of the Company.

There are other new accounting standards (such as FAS 143 on Accounting for Asset Retirement Obligations; and FAS 144 on Account for Impairment or Disposal of Long-Lived Assets) which do not have present applications, but may be important to Prime's future operations and accounting.

Interim Financial Information

The accompanying unaudited interim consolidated financial statements have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB, and accordingly, do not

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------


include all of the information and footnotes required by Generally accepted accounting principles. In the opinion of management, these unaudited consolidated financial statements reflect all adjustments, which consist only of normal recurring adjustments, which are necessary to present fairly the Company's financial position, results of operations, and cash flows as of September 30, 2002, and for the three-month and nine-month periods ended September 30, 2002 and 2001. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements, and notes thereto, for the year ended December 31, 2001.

The preparation of the interim consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenue and expense for the period being reported. Actual results could differ from those estimates. The results of operations for the three-months and nine-months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2002 or future annual periods.



NOTE 2 - SECURITIES AVAILABLE FOR SALE
--------------------------------------

Securities available for sale are comprised of investments in mutual funds. The amortized cost of securities available for sale and the gross unrealized loss on such securities at December 31, 2001, totaled $51,140 and $1,015, respectively. Dividends realized and reinvested in 2001 totaled $1,140. There were no investments in marketable securities, other than cash equivalents, during the year ended December 31, 2000.


NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment and related accumulated depreciation at December 31 consists of the following:

                                              2001             2000
                                         -----------        ----------
Furniture and equipment                    $ 87,893          $ 77,672
Computer equipment and software              39,290            30,702
Vehicles                                    104,368           127,353
                                         -----------        ----------
                                            231,551           235,727
Accumulated Depreciation                   (100,211)          (68,059)
                                         -----------        ----------
                                          $ 131,340         $ 167,668
                                         ===========        ==========

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 4  -   EMPLOYEE BENEFIT PLAN
---------------------------------

The Company has a defined contribution 401(K) plan and profit sharing plan. All employees who meet certain minimum requirements are eligible to participate in the plan. Employees may make contributions to the plan limited to the lesser of 15 percent of compensation or $7,000. Company contributions under both the 401(K) and profit sharing provisions of the plan are also discretionary. The Company's expense from contributions to the plan totaled $23,425 and $19,490, for 2001 and 2000, respectively.


NOTE 5 -  SEGMENT INFORMATION
-----------------------------

Information as to the operations of the Company's different business segments is set forth below. Segments are identified based on the nature of the products and services offered. The Company's reportable segments are asset management, insurance products and other. The asset management segment includes investment portfolio management services provided by Belson Getty. The insurance products segment includes employee health insurance brokerage services provided by FBA. Certain headquarters functions are included in the "other" segment. Income on Company-wide savings and investments is also included in "other".

The Company's segments use the same policies as those described in the "Summary of Significant Accounting Policies". The Company has no intersegment revenues or expenses and the intercompany accounts were eliminated.


                                   Asset Management                       Insurance Products
                              --------------------------           -------------------------------
                              Year ended       Year ended           Year ended          Year ended
                              December 31,    December 31,         December 31,        December 31,
                                 2001            2000                 2001                2000
                              --------------------------           -------------------------------

Revenues                      $  449,031       $ 707,537            $ 1,557,246        $ 1,498,016
Expenses                         816,310         836,449              1,186,614          1,092,935
                              --------------------------           -------------------------------

Net Income (Loss)             $ (367,279)      $(128,912)           $   370,632          $ 405,081
                              ==========================           ===============================


                                         Other                              Consolidated
                              --------------------------           -------------------------------
                               Year ended      Year ended           Year ended          Year ended
                              December 31,    December 31,          December 31,       December 31,
                                  2001            2000                 2001                2000
                              --------------------------           -------------------------------

Revenues                      $   15,204       $   7,716            $ 2,021,481        $ 2,213,269
Expenses                          55,202          28,385              2,058,126          1,957,769
                              --------------------------           -------------------------------

Net Income (Loss)             $  (39,998)      $ (20,669)           $   (36,645)         $ 255,500
                              ==========================           ===============================

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 5 -  SEGMENT INFORMATION (CONTINUED)
-----------------------------------------

                                              Asset Management                             Insurance Products
                                 ----------------------------------------         -------------------------------------
                                      Three-months         Three-months              Three-months      Three-months
                                          ended               ended                     ended               ended
                                   September 30, 2002   September 30, 2001         September 30, 2002  September 30, 2001
                                       (unaudited)         (unaudited)                 (unaudited)       (unaudited)
                                 -----------------------------------------        -------------------------------------

Revenues                         $ 147,430                 $ 115,559                 $ 449,182           $ 334,100
Expenses                           198,471                   190,173                   366,502             321,622
                                 -----------------------------------              -------------------------------------
Income (loss) before tax           (51,041)                  (74,614)                   87,680              12,478
Income tax expense (benefit)       (16,898)                     --                      26,687                --
                                 -----------------------------------              -------------------------------------

Net Income (Loss)                $ (34,143)                $ (74,614)                $  54,993           $  12,478
                                 ===================================              =====================================


                                                   Other                                      Consolidated
                                 -----------------------------------------        -------------------------------------
                                      Three-months         Three-months              Three-months        Three-months
                                          ended               ended                     ended              ended
                                   September 30, 2002   September 30, 2001         September 30, 2002  September 30, 2001
                                       (unaudited)         (unaudited)                 (unaudited)       (unaudited)
                                  -----------------------------------------       -------------------------------------

Revenues                         $     918                 $   3,023                 $ 597,530           $ 452,682
Expenses                            50,047                    25,024                   615,020             536,819
                                 -----------------------------------------        -------------------------------------
Income (loss) before tax           (49,129)                  (22,001)                  (17,490)            (84,137)
Income tax expense (benefit)       (16,369)                      --                     (5,580)               --
                                 -----------------------------------------        -------------------------------------

Net Income (Loss)                 $ (33,760)               $ (22,001)                $ (11,910)          $ (84,137)
                                  ========================================        ======================================


                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 5 -  SEGMENT INFORMATION (CONTINUED)
-----------------------------------------



                                               Asset Management                               Insurance Products
                                  -------------------------------------------       ------------------------------------------
                                       Nine-months           Nine-months                Nine-months             Nine-months
                                          ended                 ended                     ended                   ended
                                    September 30, 2002    September 30, 2001         September 30, 2002       September 30, 2001
                                       (unaudited)           (unaudited)                (unaudited)             (unaudited)
                                  -------------------------------------------       ------------------------------------------
Revenues                               $ 397,397           $  417,399                 $ 1,313,407         $ 1,148,591
Expenses                                 726,643              534,079                     969,466             848,285
                                  -------------------------------------------       ------------------------------------------
Income (loss) before tax)               (329,246             (116,680)                    343,941             300,303
Income tax expense (benefit)             (26,697)           --                             67,293                --
                                  -------------------------------------------       ------------------------------------------

Net Income (Loss)                      $(198,511)          $ (116,680)                 $  276,648           $ 300,303
                                  ===========================================       ==========================================


                                                   Other                                         Consolidated
                                  -------------------------------------------       ------------------------------------------
                                       Nine-months           Nine-months                Nine-months             Nine-months
                                          ended                 ended                     ended                    ended
                                    September 30, 2002    September 30, 2001         September 30, 2002       September 30, 2001
                                       (unaudited)           (unaudited)                (unaudited)             (unaudited)
                                 -------------------------------------------        ------------------------------------------

Revenues                               $   8,315           $   10,220                 $ 1,719,119         $ 1,576,210
Expenses                                 128,194               75,521                   1,824,303           1,457,888
                                  -------------------------------------------         ------------------------------------------
Income (loss) before tax)               (119,871)             (65,301)                   (105,184)            118,322
Income tax expense (benefit)             (26,375)                --                        14,221                --
                                  -------------------------------------------         ------------------------------------------

Net Income (Loss)                      $ (93,504)         $   (65,301)                $  (119,405)          $ 118,322
                                  ===========================================         ==========================================


The Insurance Products segment does not have any customer accounting for over 4 percent of its revenues and is not believed to be dependent on any major client. However, there are essentially only four companies supplying health coverage in the current operating area which within the Company has agency marketing agreements.

Expenditures for long-lived assets were $21,777 and $46,740 for the years ended December 31, 2001 and 2000, respectively. All company assets are held in the United States of America. Assets held by each segment as of September 30, 2002, December 31, 2001, and December 31, 2000 are as follows:

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 5 -  SEGMENT INFORMATION (CONTINUED)



          [OBJECT OMITTED]


NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------

The carrying amount of certain financial instruments in the accompanying consolidated financial statements including: cash and cash equivalents, trade receivables, accounts payable, and accrued liabilities, approximate fair value due to the short-term nature of the instruments. The carrying value of notes receivable also approximate fair market value due to the short-term maturity of the notes or floating interest rates that approximate current market rates.

Securities  available  for sale at  December  31, 2001 and 2000 are set forth in
Note 2.


NOTE 7 - RELATED PARTY TRANSACTIONS
-----------------------------------

Notes receivable

The Company had notes receivable from employees and members totaling $258,815 and $112,992 as of December 31, 2001 and 2000, respectively. The accompanying consolidated statements of cash flows provide further information regarding investing activities with related parties.

Amounts due from employees and members were subject to the accrual of interest income at rates ranging from 4.5 to 4.9 percent. Interest income on amounts due from related parties totaled $8,113 in 2001 and $759 in 2000.

Note payable

The Company was indebted to a member, under a note payable, in the amounts of $15,579 and $14,905, as of December 31, 2001 and 2000, respectively. The note bears interest at 4.5 percent and is due on demand.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 8 - LEASE COMMITMENTS

The Company leases certain office space under agreements classified as operating leases. The space is leased from two entities that had certain common owners to those of the Company. Rent expense, under such leases, totaled $110,935 and $96,260 for the years ended December 31, 2001 and 2000, respectively.

In connection with the settlement agreement discussed in Note 1, effective December 31, 2001, the remaining members of the Company divested themselves of their ownership interest in Brownstone Associates, L.L.C., one of the two related entities the Company leased office space from during 2001 and 2000.

Future minimum payments required under all noncancellable lease agreements as of December 31, 2001 are as follows:

                     Year ended
                    December 31,
                    ------------

                    2002             $ 102,294
                    2003                 72,765
                    2004                 12,734

                    Total            $ 187,793
                                     =========
                                     ---------


NOTE 9 - SUBSEQUENT EVENTS
--------------------------

In January of 2002, the Company and its members granted a 26 percent membership interest to an employee of the Company valued at $113,000, as an inducement to remain with the Company and for services to be rendered in connection with a planned reorganization, registration and offering of company stock. The 26 percent membership share of the Company issued to Mr. Limpert was accounted for as compensation expense and is included in "compensation and benefits" in the statement of operations for the quarter ended March 31, 2002. The value of the share of the Company issued to Mr. Limpert was based on the amount the Company was required to pay a former member for his 23 percent share of the Company, in connection with the Company's termination and buy-out of the member, effective January 1, 2002.

In March of 2002, the Company was paid approximately $144,000 in amounts due from members as of December 31, 2001 and advanced an additional $56,000 from those same members. The proceeds were used to satisfy a $200,000 obligation to a former member, which arose in connection with such member's termination.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 9 - SUBSEQUENT EVENTS (CONTINUED)
--------------------------------------



On April 5, 2002, the Company was reorganized from a limited liability company to a corporation. The Company was authorized to issue 50,000,000 shares of a single class of common stock with no par value. The Company issued 2,800,000 of such shares to existing members representing the entire ownership interest of the Company at the time of incorporation. As there was no change in control of the organization, the value of the stock, issued in the reorganization, was based on the book value of the predecessor organization of approximately $192,000, as of March 31, 2002. Accordingly, there was no change in the recorded book values of Company assets or liabilities due to the reorganization.

Also, in connection with the reorganization, the Company entered into three-year employment agreements with three of its executive officers.



NOTE 10 - INCOME TAXES (UNAUDITED)

Income tax expense is comprised of the following for the three-month period ended September 30, 2002:

                             Current        Deferred         Total
                           ---------      ----------      ----------
         U.S. Federal      $   7,722      $    3,821      $   11,543
         State                 2,678            -              2,678
                           ---------      ----------      ----------

                           $  10,400      $    3,821      $   14,221
                           =========      ==========      ==========



Total income tax expense (benefit) for the three-month period ended September 30, 2002 differs from the amounts computed by applying the U.S. federal tax income rate of 34 percent to pretax income as a result of the following:

         Federal income taxes (benefit) at statutory rate       $ (35,482)
         State income taxes net of federal benefit                  1,186
         Deferred taxes relating to change in tax status           10,391
         Current taxes relating to pre-charge income               47,511
         Benefit of graduated rates                                (9,580)
         Other non-deductible items                                   195
                                                                ---------
                Total                                           $  14,221
                                                                =========

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 10 - INCOME TAXES (UNAUDITED) (CONTINUED)
----------------------------------------------


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2002 are as follows:

         Deferred tax assets:
           Accounts receivable                                 $     (53,491)
           Accrued wages                                              41,842
           Accounts payable                                           25,198
                                                               -------------
                Total deferred tax assets                      $      13,549
                                                               -------------

         Deferred   tax   liability  -   primarily   due  to
           differences in  depreciation  and  amortization -
           noncurrent                                          $     (17,370)
                                                               =============


Realization of the deferred tax assets depends on the Company's ability to generate sufficient future taxable income. Management believes that the Company will generate such future earnings and, accordingly, realize the benefit of the gross deferred tax assets. Therefore, management has not provided any valuation allowance.

The entity also changes tax status during the year, resulting in the deferred tax assets and liabilities being recorded in the continuing operations for the current period.

                   CHANGE IN ACCOUNTANTS AND ANY DISAGREEMENTS
                   -------------------------------------------

         Your  management  has  not  changed  its  independent   auditors  since
inception. Further, Prime has no conflict or disagreement with its current auditors concerning any accounting policies.

                          [OUTSIDE COVER OF PROSPECTUS]
                          -----------------------------

         This is a self underwriting not involving any broker/dealer. Each person contacted to invest in this offering will concurrently be given a copy of this prospectus. Unless otherwise advised, the prospectus will expire and should not be relied upon at anytime greater than six months after the effective date appearing on the cover page.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 24. Indemnification of Officers & Directors. Prime indicates that it has normal and customary indemnification provisions under its By-laws and Articles of Incorporation, as well as those generally provided by Utah law. It is believed these provisions would indemnify all officers and directors from any good faith mistake or omission in the performance of his or her duties including cost of defense. Such indemnity would not extend to intentionally wrongful acts including fraud, appropriation, self dealing or patent conflicts of interest. The Articles and By-Laws were being filed as Exhibit items.

         Item 25. Other Expenses of Issuance & Distribution. Prime does not know of any accrued or to be accrued expenses of issuance and distribution other than as outlined in the foregoing prospectus. The present estimates of offering expenses are incorporated as costs for registration, including: fees, legal, accounting, printing and miscellaneous in the aggregate amount of $45,000 are to be paid by the company ultimately from offering proceeds and are outlined below:

              ----------------------------------------------------------------------------------
                                          ESTIMATED OFFERING COSTS
              ---------------------------------------------- -----------------------------------
                                  ITEM                                 ESTIMATED COST
              ---------------------------------------------- -----------------------------------
              1.  Attorney Fees                                             $ 20,000
              ---------------------------------------------- -----------------------------------
              2.  Auditing                                                  $ 20,000
              ---------------------------------------------- -----------------------------------
              3.  Printing and Distribution                                 $  2,500
              ---------------------------------------------- -----------------------------------
              4.  State Filing and Edgar Fees                               $  2,500
              ---------------------------------------------- -----------------------------------
                                       TOTAL COSTS                          $ 45,000
              ---------------------------------------------- -----------------------------------

         Item 26. Recent Sales of Unregistered Securities. Prime believes that in the body of this prospectus it has described all shares issued from the date of inception of Prime. In summary of that disclosure, Prime represents the only shares originally issued were to its founders and principals, Mr. Terry Deru, Mr.Scott Deru and Mr. Andrew Limpert. Mr. Don Deru, the father of Terry and Scott Deru, also received a limited number of shares. Subsequently all shares issued to them are the same shares set forth in the chart showing securities held by management and are deemed exempted transactions under section 4(2) of the Securities Act of 1933 as initial capital contributions. The first table summarized these transactions; the second table summarizes historical significant contributions to the prior Prime, LLC entity in 1998. The original Prime, LLC was formed in 1996 with minimum capitalization:


                                       80

---------------------------------------------------------------------------------------------------------------------
SUMMARY OF ALL SHARES ISSUED IN PRIME, INC.
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Name/                              Number of                             Price per
Shareholder                        Shares           Acquisition Date     Share            Consideration
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Terry Deru                                                                            Interest in Prime LLC,
  (Founder)                                                                               carry over value of LLC
                                   1 M              4/5/2002             $.07*            $70,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Scott Deru                                                                            Interest in Prime LLC,
  (Founder)                                                                               carry over value of LLC
                                   1 M              4/5/2002             $.07*            $70,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Andrew Limpert                                                                        Interest in Prime LLC and
  (Founder)                                                                               offering services valued
                                   750 K            4/5/2002             $.15*            at $113,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Don Deru                                                                              Predecessor LLC interest
                                   50 K             4/5/2002             $.07*            valued at $10,125
---------------------------------- ---------------- -------------------- ---------------- ---------------------------

*Shares valued at approximate net worth per share at time of organization based on March 31, 2002 Financial Statements (Unaudited), except for Mr. Limpert whose share valuation contained a premium for continuing organizational services.


----------------------------------------------------------------------------------------------------------------------
 HISTORICAL SUMMARY OF LLC/INTEREST IN PREDECESSOR PRIME LLC
                                   AS OF 1998(1)
------------------------------------ ----------------- ----------------- --------------- -----------------------------
        Name of Shareholder            LLC Interest      Acquisition         Value
                                                             Date         of Interest           Consideration
------------------------------------ ----------------- ----------------- --------------- -----------------------------
1.  Mr. Scott Deru                   36 1/2%              10/98          Unknown         50% F.B.A., Inc.
------------------------------------ ----------------- ----------------- --------------- -----------------------------
                                                                                         50% B.G., Inc.
2.  Mr. Terry Deru                   36 1/2%              10/98          Unknown         50% F.B.A., Inc.
------------------------------------ ----------------- ----------------- --------------- -----------------------------
                                                                                         Cancellation
3.  Mr. Don Deru                     4%                   10/98          $150,000        $150,000 Note
------------------------------------ ----------------- ----------------- --------------- -----------------------------
4.  Mr. William Campbell             23%                  10/98          Unknown         50% B.G., Inc.
------------------------------------ ----------------- ----------------- --------------- -----------------------------

(1) The original Prime LLC formed in 1996 was minimally capitalized and remained inactive until 1998.

         Item 27.  Index of Exhibits:

         Exhibit Item 3 - Articles of Incorporation and By-Laws - Previously Filed

         Exhibit Item 4 - Stock Certificate - Previously Filed
         Exhibit Item 5 - Attorney Letter in re Legality - Amended Filed

         Exhibit Item 10 - (A)   Employment Contracts of Principal Employees - Previously Filed


                                      (i)   Mr. Andrew Limpert
                                      (ii)  Mr. Terry Deru
                                      (iii) Mr. Scott Deru
                          (B)  Assignment of LLC Interest to Limpert - Previously Filed
                          (C) Contracts with Principal Insurers - Updated Filed, except IHC
                                      (i)   Regence Blue Cross/Blue Shield Contract
                                      (ii) Altius Healthplans, Inc. Contract
                                      (iii) United Healthcare Contract
                                      (iv)  IHC Healthcare Contract - Previously Filed
                          (D)  Management Promissory Notes - Previously Filed
                                      (i)   Note  of   Terry   Deru   to   Prime
                                            (3/30/2001;  $70,000)
                                      (ii)  Note of Scott Deru to Prime
                                            (3/30/2001;  $70,000)
                                      (iii) Note   of   Andrew    Limpert   to
                                            Prime (9/30/2001; $54,658.28)
                                      (iv)  Note of Prime to Terry  Deru
                                            (3/4/2002;  $100,000)
                                      (v)   Note of  Prime to  Scott  Deru
                                            (3/4/2002; $100,000)

         Exhibit Item 21 - Subsidiary List - Previously Filed

         Exhibit Item 23 - (A)      Consent of Experts - Carver Hovey & Co. CPA's - Supplementally
                                         Filed
                           (B)      Julian D. Jensen, P.C. Attorney at Law - Previously Filed

         Item 28.  Undertakings.
         -----------------------

         The undersigned registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933. This includes:

                     a. For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                     b. The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

                       Commission pursuant to Rule 424(b) (ss.230.424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (iv) To the extent this issuer requests acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, it will include the following in the appropriate portion of the prospectus:

                       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah on January 29, 2003.

                           (Registrant)    Prime Resource, Inc.

                                           /s/ Terry Deru
                                           -----------------------------
                                      By:      Terry Deru, Its President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

BY:    MR. TERRY DERU

(Signature)   /s/ TERRY DERU
           ------------------------------------------------
(Title)           Director, CEO, President

(Date)            01/29/2003



BY:      MR. SCOTT DERU

(Signature)    /s/ SCOTT DERU
            -----------------------------------------------

(Title)            Director, Vice-President, Treasurer

(Date)             01/29/2003


BY:     MR.ANDREW LIMPERT

(Signature)   /s/  ANDREW LIMPERT
           ------------------------------------------------

(Title)            Director, CFO, Secretary, Vice-President

(Date)             01/29/2003